SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SENSIENT TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2010

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Sensient Technologies Corporation. The meeting will be held on Thursday, April 22, 2010, at 2:00 p.m., Central Time, at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois.

I hope that you will be able to join us at the meeting to review the year and take a look at what the future holds for our Company. In addition, the business to be transacted is: (i) to elect eight directors of the Company as described in the accompanying Proxy Statement; (ii) to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2010; and (iii) to transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend, it is important that you exercise your right to vote as a shareholder. Please indicate your vote on the enclosed proxy card and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card. Be assured that your votes are completely confidential.

On behalf of the officers and directors of the Company, I want to thank you for your continued support and confidence.

Sincerely,

/s/ Kenneth P. Manning
Kenneth P. Manning
Chairman and Chief Executive Officer Enclosures

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Notice of Annual Meeting

To Be Held April 22, 2010

To the Shareholders of

Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 22, 2010, at 2:00 p.m., Central Time, for the following purposes:

1.	To elect eight directors of the Company as described in the accompanying proxy statement.

2	To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2010.

3.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting
to Be Held on April 22, 2010

The Proxy Statement and Notice of Annual Meeting and the 2009 Annual Report are available on
Sensient’s web site at http://www.sensient-tech.com/financial/annualreport_and_proxy.htm.

The Board of Directors has fixed the close of business on February 26, 2010, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

The Company encourages you to attend the Meeting and vote your shares in person. However, whether or not you are able to attend the Meeting, please complete the enclosed proxy and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card, so that your shares will be represented at the Meeting. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by attending the Meeting and voting in person. Your attention is directed to the attached proxy statement and accompanying proxy.

For directions to the meeting site, contact the Company’s Secretary at (414) 271-6755. Shareholders of record who wish to vote in person may do so at the meeting.

On Behalf of the Board of Directors

John L. Hammond
Secretary

Milwaukee, Wisconsin

March 15, 2010

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-6755

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

to be held on

April 22, 2010

GENERAL

This proxy statement and accompanying proxy are first being furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), beginning on or about March 15, 2010, in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2010 Annual Meeting of Shareholders to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 22, 2010, at 2:00 p.m., Central Time, and at any adjournments thereof (“Meeting”), for the purposes set forth in the attached Notice of Annual Meeting and in this proxy statement.

Accompanying this proxy statement are a Notice of Annual Meeting and a form of proxy solicited by the Board for the Meeting. The Proxy Statement and Notice of Annual Meeting and the 2009 Annual Report are also available on our web site at http://www.sensient-tech.com/financial/proxy.htm. The Annual Report to Shareholders, which also accompanies this proxy statement, contains financial statements for the three years ended December 31, 2009, and certain other information concerning the Company. The Annual Report and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 26, 2010, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 49,320,856 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

Subject to the applicable New York Stock Exchange regulations regarding discretionary voting by brokers, a proxy, in the enclosed form, which is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked or which has been properly voted by telephone or by Internet according to the instructions on the enclosed proxy card and not revoked will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the proxy, the shares represented thereby will be voted as follows:

—	FOR the Board’s eight nominees for director;

—	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2010; and

—	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Brokers are not entitled to vote on the election of directors unless they receive voting instructions from the beneficial owner. If a broker does not receive voting instructions from the beneficial owner, the broker may return a proxy card with no vote on the election of directors, which is usually referred to as a broker non-vote. The shares subject to a broker non-vote will be counted for purposes of determining whether a quorum is present at the Meeting if the shares are represented at the Meeting by proxy from the broker. A broker non-vote will have no effect in the election of directors.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company. Any shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person, by telephone or by telegram. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Their charges will be $8,000 plus reasonable expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

ITEM 1.

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members who are all elected each year for one-year terms. The Board has renominated all of its current directors: Messrs. Brown, Croft, Hickey, Manning and Salmon, Dr. Clydesdale, Dr. Wedral and Ms. Whitelaw.

The Company intends that the persons named as proxies in the accompanying proxy will vote FOR the election of the Board’s eight nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxies otherwise voted in favor of that nominee or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend, subject to the rules for broker non-votes described under “General” above.

Under Wisconsin law, unless otherwise provided in a corporation’s articles of incorporation (Sensient’s articles of incorporation do not otherwise provide), directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock that are not voted on this matter at the Meeting (whether by abstention, broker non-vote or otherwise) will have no effect on the election of directors at the Meeting. Brokers do not have discretion to cast votes in the election of directors with respect to any shares for which they have not received voting directions from the beneficial owners.

Pursuant to the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board must have been received by the Secretary no later than 50 days before the meeting, or March 3, 2010. As no notice of any other nominations was received, no other nominations for election to the Board of Directors may be made by shareholders at the Meeting.

Director Selection Criteria; Director Qualifications and Experience

The Company has included its criteria for selecting nominees to the Board both on its website and as an attachment to its annual meeting proxy statement for many years. Those criteria, which are periodically reviewed by the Nominating and Corporate Governance Committee, are included as Appendix A to this proxy statement. The criteria emphasize the need for independence and an absence of material conflicts of interest of all directors other than the Company’s CEO, the personal attributes the Company seeks in all directors, and the broad mix of skills and experience that the Company believes should be included among its directors to enhance both the diversity of perspectives, professional experience, education and other attributes and the overall strength of the composition of the Board. The skills and experience that the Company believes are most important for membership on the Board include a background in at least one of the following areas:

—	substantial recent business experience at the senior management level, preferably as chief executive officer;

—	a recent leadership position in the administration of a major college or university;

—	recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business;

—	recent prior senior level governmental or military service; or

—	financial expertise or risk assessment, risk management or employee benefit skills or experience.

The particular skills, experience, qualifications and other attributes that the Company believes qualify each of its directors (who are also its nominees) to serve on the Board are briefly described below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ALL NOMINEES.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Hank Brown Age 70	Director Since 2004 Audit Committee Finance Committee Nominating and Corporate Governance Committee
Mr. Brown is President Emeritus of the University of Colorado and Senior Counsel with the law firm of Brownstein, Hyatt, Farber and Scheck P.C. Mr. Brown was President of the University of Colorado from 2005 to 2008 and President of the University of Northern Colorado from 1998 to 2002, in both cases leading the institution to greater enrollment and financial support. In between his stints as president of a university, Mr. Brown served from 2002 to 2005 as President and Chief Executive Officer of the Daniels Fund, a billion dollar charitable foundation, and he continues to serve as Chairman of the Board. Mr. Brown served as a United States Senator from Colorado from 1991 to 1997 (serving on the Foreign Relations and Judiciary Committees) and five terms in the U.S. House of Representatives from 1981 to 1991 (serving on the Ways and Means and Budget Committees). Prior to that, Mr. Brown served as Vice President of Monfort of Colorado, Inc. (a public food company with international operations, later acquired by ConAgra Foods, Inc.) from 1969 to 1980. While at Monfort, Mr. Brown started and/or directed several divisions with increasing responsibilities, including Corporate Development, International Sales and Operations and the Lamb Feeding, Processing and Sales Division. Mr. Brown currently serves as a director of Sealed Air Corporation (since 1997), Delta Petroleum Corporation (since 2007) and Guaranty Bancorp (since 2008, although he is not seeking re-election in 2010). He was formerly a director of ALARIS Medical Corporation (from 2000 to 2004), Frontier Airlines, Inc. (from 2003 to 2005), U.S. West, Inc. (from 1998 until its acquisition by Qwest Communications, and thereafter as a director of Qwest until 2002) and StarTek, Inc. (from 2001 to 2004). Mr. Brown is an attorney and a certified public accountant.

        Mr. Brown earned a bachelor of science degree in accounting from the University of Colorado in 1961. Mr. Brown volunteered for the U.S. Navy earning his commission at Newport, Rhode Island and his navigator wings at Pensacola, Florida and Corpus Christi, Texas. Following his service with VR—22 and a tour in Viet Nam, Mr. Brown retired from the Navy as a Lieutenant and enrolled in law school in 1966. In 1969, Mr. Brown received his Juris Doctorate from the University of Colorado and passed the Colorado Bar Exam. Mr. Brown earned an LLM in tax from George Washington University in 1986 by attending night classes while serving in Congress. In 1988, he passed the CPA exam and is a certified public accountant.

        For the following reasons the Board concluded that Mr. Brown should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. Mr. Brown’s extensive management experience in private, public and non-profit sector enterprises, including public corporations with extensive international operations in food-related businesses, provides Sensient with a broad perspective in addressing issues of governance, financial management, executive recruitment and risk management that are relevant to any large organization. Mr. Brown’s background as an attorney and CPA, and his experiences developing financial and governmental expertise, allow him to make valuable contributions to Sensient’s Audit Committee and Finance Committee and allow him to assist with the Board’s oversight of risk management and compliance matters. Further, Mr. Brown’s background in government service provides special insights into legislative and regulatory trends impacting Sensient’s business.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Dr. Fergus M. Clydesdale Age 73	Director Since 1998 Compensation and Development Committee Executive Committee Nominating and Corporate Governance Committee Scientific Advisory Committee
Dr. Clydesdale has had a distinguished career as a university professor and administrator, scientific researcher and advisor to public and private agencies both in the U.S. and around the world in research, product development and scientific policy and regulation to optimize food quality, food acceptability, food safety, nutrition and overall health and quality of life. Dr. Clydesdale’s honors and accomplishments in the field of food science and nutrition are legion and too numerous to mention. Dr. Clydesdale is currently Distinguished University Professor, Department of Food Science, College of Natural Sciences, University of Massachusetts Amherst, and Director of the University of Massachusetts Food Science Policy Alliance which he founded in 2004. From 1988 to 2008 he was head of the Department of Food Science, which at the time of his retirement was ranked nationally among the top three university food science departments in research and the top department in the university in student satisfaction. Recently elected a Fellow of the American Institute of Nutrition, he is now a fellow of the four premier societies in the field of food science and nutrition. Dr. Clydesdale is the editor of Critical Reviews in Food Science and Nutrition, the top ranked journal in food science with a worldwide audience. He has published some 375 scientific articles and coauthored or edited 20 books, including Food Colorimetry: Theory and Applications (1975), which is still considered a leading authority in its field. In addition, Dr. Clydesdale has done extensive work related to the science and technology of formulating and measuring natural and synthetic colors in foods and emulsions and the sensory effects, benefits and interactions of food and beverage colorants and flavors. Dr. Clydesdale initiated and organized the University of Massachusetts Food Science Strategic Research Alliance, which has approximately 25 member companies including many of the major multinationals. He also chaired the Strategic Research Alliance from 1988 to 2008 along with the Strategic Policy Alliance from its inception in 2004. Dr. Clydesdale helped in the formation of a venture company (Wesfolk) at the University of Massachusetts Amherst to commercialize the scientific discoveries being made by his department. Dr. Clydesdale also has served on numerous standing and special committees of the FDA and the National Academy of Sciences focusing on food and ingredient safety, nutrition, policy and labeling (e.g., he chaired the FDA working panel that evaluated Olestra, the last food additive to gain approval, and currently serves on an FDA committee to evaluate FDA’s Research Mission), including three terms as chair of the Food Forum of the Food and Nutrition Board of the National Academy. Dr. Clydesdale serves as Chair of the Board of Trustees of the American branch of the International Life Sciences Institute and has served on the board of the Global International Life Sciences Institute (non-profits), both of which promote scientific research to optimize food safety and health globally. He has been active worldwide speaking on the challenges and opportunities of using technology to improve food safety, nutrition and health while increasing the global food supply.

        For the following reasons the Board concluded that Dr. Clydesdale should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. Dr. Clydesdale is a globally-known expert in the science of food colors and their use in food, especially natural colors, and the effects of color on perceptions of flavor and wholesomeness, all of which are central to Sensient’s worldwide businesses and its plans for future growth. Dr. Clydesdale’s background in food science, experience with industry from

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

the Food Science Research and Policy Alliances and service on government and university advisory committees, as well as being head of a major university department, give him unique experience in risk assessment, food safety, food processing, nutrition, national and international food and ingredient policies, labeling, and regulatory and scientific trends. Dr. Clydesdale’s university service has included chairing and serving on search committees for top university positions, including chair of the committee for dean of the school of management and serving on search committees for chancellor and provost, as well as developing metrics for promotion, tenure, and salary increases within his department. These and other university responsibilities, along with his board activities with the International Life Sciences Institute, allow him to make valuable contributions to Sensient’s Nominating and Corporate Governance Committee and Compensation and Development Committee. Dr. Clydesdale’s experience in academics and with industry and government also position him to provide valuable advice and oversight to Sensient’s Scientific Advisory Committee (which he chairs) with regard to Sensient’s product research and development activities, future scientific, product and policy trends, its marketing and labeling of both functional and health effects of natural and other ingredients, and its food safety policies and procedures.

James A.D. Croft Age 72	Director Since 1997 Audit Committee Compensation and Development Committee Executive Committee Scientific Advisory Committee
Mr. Croft has extensive international and entrepreneurial experience, including having served as an executive officer, director and leader of business development at various multi- national businesses. In 1967 he became a general partner in the London-based real estate consulting firm of Richard Ellis, and was one of the senior partners in the firm until his retirement in 1998 at the time of its merger with California-based CB Commercial to become CB Richard Ellis. From 1968 through the early 1980s, Mr. Croft was Executive Chairman of Richard Ellis International—the firm’s international development arm. During this time, he travelled extensively, and led the firm’s business development and office openings throughout Europe, the United States and Latin America. He then established the firm’s international Hotels and Leisure division based in London. During his career with Richard Ellis, Mr. Croft served as a director of most of the firm’s subsidiary and associated companies throughout the world, and was also a consultant to several major international investors. By the time of Mr. Croft’s retirement, Richard Ellis had 67 offices worldwide, with around 2,000 employees and fee income of approximately US$250 million per annum. In 1993, Mr. Croft co-founded SRAB Shipping AB, where he served as a director until 1998. Mr. Croft helped take that company public in 1997 (it is quoted on the Stockholm OMX Stock Exchange) and it now owns and operates nine tanker and dry cargo vessels.

        Although he is retired from Richard Ellis and SRAB Shipping, Mr. Croft continues an active role in entrepreneurial ventures, currently serving as the Chairman and sole shareholder of Bartlodge Ltd, a property development and investment firm he founded specializing in office development in the United Kingdom and residential development in Portugal.

        Mr. Croft attended the University of London where he received a bachelor’s degree in Estate Management, graduating as Student of the Year in 1960. He currently resides in Kent, England, is fluent in French and has a working knowledge of Spanish and Portuguese.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For the following reasons the Board concluded that Mr. Croft should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. More than half of Sensient’s revenues come from outside the United States, and expanding its worldwide operations is a key strategy. As a lifetime resident of the United Kingdom, Mr. Croft brings an international perspective to the challenges of creating and building businesses that span multiple countries, cultures, languages, regulatory structures and business traditions, having spent over 40 years creating, building and managing multi- national businesses that focus on the specific needs of the local market and individual customer. Mr. Croft also brings the unique skills of an entrepreneur who has developed several successful multi-national businesses, often as start-ups. This international and management experience enables him to provide unique insights regarding the management and expansion of Sensient’s international operations.

William V. Hickey Age 65	Director Since 1997 Audit Committee Executive Committee Finance Committee Nominating and Corporate Governance Committee
Mr. Hickey serves as President (since 1996), Chief Executive Officer (since 2000) and director (since 1999) of Sealed Air Corporation, a leading global manufacturer of protective, food and specialty packaging materials and systems. Prior to becoming Chief Executive Officer in 2000, Mr. Hickey served in various executive positions at Sealed Air Corporation, including Chief Operating Officer, Executive Vice President, Chief Financial Officer and Vice President and General Manager of the Food Packaging Division and the Cellu Products Division. Mr. Hickey is a certified public accountant. He was previously employed by Arthur Young and also served as Chief Financial Officer of W.R. Grace and Company’s Latin American operations in the 1970s.

        Mr. Hickey serves as a director (including a member of the audit committee) of Public Service Enterprise Group Incorporated, a diversified energy company that is traded on the New York Stock Exchange and one of the ten largest electric companies in the United States. He is also a director of the National Association of Manufacturers, a Member of the American Business Conference and a Member of the Executive Board of the Northern New Jersey Council of the Boy Scouts of America.

        For the following reasons, the Board concluded that Mr. Hickey should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Hickey has considerable business, management, leadership and financial experience, including expertise directly related to the food industry. Through his service, including first as Chief Financial Officer and now as Chief Executive Officer, with Sealed Air Corporation, a large public company with extensive international operations (approximately half of its revenue is from customers outside the United States) and substantial interests in food-related businesses (approximately two-thirds of its revenue), Mr. Hickey has a knowledge and expertise in serving the international food industry that is critical to Sensient’s business. Further, Mr. Hickey has been extremely successful in managing and growing businesses. During Mr. Hickey’s tenure, Sealed Air Corporation has grown its net sales from $78 million to approximately $4.84 billion, and has expanded, both domestically and internationally, through acquisitions and start-ups. In addition to his leadership and management skills, Mr. Hickey has considerable financial, auditing, risk management and corporate governance experience and is an audit committee financial expert under the SEC’s rules, all of which enable him to make valuable contributions to Sensient’s Board and various Board committees, including the Audit Committee.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Kenneth P. Manning Age 68	Director Since 1989 Executive Committee Scientific Advisory Committee
Mr. Manning is Sensient’s Chairman of the Board (since 1997) and Chief Executive Officer (since 1996). Mr. Manning joined Sensient as a Group Vice President in 1987. Mr. Manning became Sensient’s Executive Vice President in 1989 and President in 1992. He has been the architect of Sensient’s numerous key strategic moves, such as increasing its presence overseas and its moves into high-performance specialty ingredients for food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for various applications. Mr. Manning is also a director of Sealed Air Corporation (since 2002) and a former director of Badger Meter, Inc. (from 1996 to 2009), Firstar Corporation (from 1997 to 1999), Firstar Trust Company (from 1992 to 1997) and numerous other public and charitable organizations.

        Before joining Sensient, Mr. Manning served as assistant to the Chairman and CEO of W.R. Grace and Company and in other positions within W.R. Grace of increasing responsibility both domestically and overseas, including as Vice President of Operations— European Division and later as President of its Ambrosia Chocolate Division.

        Mr. Manning served as an officer on active duty in the U.S. Navy from 1963 to 1967 and retired from the U.S. Naval Reserve in 1995 with the rank of Rear Admiral. He was awarded the Legion of Merit (awarded for exceptionally meritorious conduct in the performance of outstanding services and achievements) in 1994. Mr. Manning is a member of the American Society of Mechanical Engineers and the American Chemical Society, Navy League, the United States Naval Institute, the Naval Reserve Association, and the National Maritime Historic Association. He is also a Knight of Malta.

        For the following reasons the Board concluded that Mr. Manning should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. As Sensient’s chief executive officer, Mr. Manning is the only officer to sit on its Board and is the longest-serving director. He was and remains the leader of Sensient’s transformation into a global developer, manufacturer and marketer of advanced color, flavor and fragrance systems for the food, beverage, pharmaceutical, personal care and other industries. With over 20 years of service to the Company, Mr. Manning’s unique knowledge and understanding of its businesses makes him especially well-suited to deal with future challenges and opportunities, as Sensient strives to sustain its growth in the current economic and competitive environment. Mr Manning’s leadership and excellent business judgment are essential to Sensient’s Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Peter M. Salmon Age 60	Director Since 2005 Finance Committee Scientific Advisory Committee
Mr. Salmon founded the International Food Network, a company that provides research, consultation and product development services for the food, beverage and nutraceutical industries, in 1987, and currently serves as its sole shareholder and chief executive. Today, the International Food Network employs over 50 scientists, technologist and culinologists based across the United States and Europe. Mr. Salmon’s company primarily serves large, multinational companies, often providing product development from initial idea generation through commercialization, as well as customized scientific research. Prior to 1987, Mr. Salmon worked in various research and group management positions at several large, multinational food companies, including General Mills and General Foods, where he was involved with developing and launching several successful food and beverage products that are recognized and used domestically and around the world.

        Mr. Salmon holds master’s degrees in both food science and in marketing and finance. Among other honors, Mr. Salmon is a professional member of the Institute of Food Technologists and a member of the Institute of Packaging Professionals Consultant’s Council. His career has included extensive world-wide travel and residence in England for two years.

        For the following reasons, the Board concluded that Mr. Salmon should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Throughout his career, Mr. Salmon has combined scientific research and expertise with entrepreneurship and hands-on business management emphasizing the development and commercialization of foods and beverages, dietary supplements, nutritional additives and related packaging and food safety matters. Mr. Salmon’s insights and familiarity with the food and beverage markets, especially in North America and Europe, uniquely position him to identify emerging trends, to assist Sensient in its strategic analyses regarding emerging client needs and opportunities in these key markets, and to make valuable contributions to Sensient’s Board and Board committees, including the Finance Committee and Scientific Advisory Committee.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Dr. Elaine R. Wedral Age 65	Director Since 2006 Finance Committee Scientific Advisory Committee
Since January 2008 Dr. Wedral has served as President of the International Life Sciences Institute-North America, a nonprofit organization based in Washington D.C. that provides a forum for academic, government and industry scientists to identify important nutrition and food safety issues and work toward solutions for the benefit of the general public. Dr. Wedral is also a director of Balchem Corporation (where she is chair of the governance and nominating committee and a member of the compensation committee), which is engaged in the development, manufacture and marketing of specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries. Dr. Wedral also serves on the editorial board of Food Processing magazine and continues to work with several industry groups and universities on food science issues in an advisory capacity.

        From 1972 to 2006, Dr. Wedral served in various capacities with the Nestle Company, including as President of Nestle R&D Center, Inc. and director of Nestle R&D Food Service Systems Worldwide from 2000 to 2006, and as President of all Nestle U.S. R&D Centers from 1988 to 1999. During her tenure with Nestle, Dr. Wedral developed the strategy and accompanying R&D program for its foodservice systems. Among other things, she was responsible for the reorganization and supervision of Nestle’s existing R&D facilities with over 700 personnel and the development, construction and management of a new state-of- the-art pet food and nutrition facility, a new beverage, confection and ice cream facility and renovation of a consolidated food and nutrition laboratory, each combining an emphasis on proprietary innovation with production efficiencies and commercialization opportunities. Dr. Wedral holds over 38 U.S. and European patents in food science, chemistry, and foodservice systems to deliver foods and beverages, most related to food flavors and colors and food fortifications (e.g., adding bioavailable iron to fortify a product without discoloring it). Dr. Wedral’s work often helped create new product categories (e.g., shelf-stable liquid coffee creamers and refrigerated pizzas) while emphasizing food safety and quality. Dr. Wedral also has experience and expertise in helping to commercialize food and beverage products and delivery systems designed for local tastes and preferences around the world.

        For the following reasons, the Board concluded that Dr. Wedral should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Wedral combines food science expertise with substantial business and personnel management and leadership experience in developing innovative and commercially successful food and beverage products. Dr. Wedral has experience in successfully building or consolidating food and beverage research facilities within budget and managing and motivating large staffs of research scientists and engineers to work collaboratively and efficiently to serve customer needs, all while emphasizing the development of proprietary products and systems that meet the highest standards of food quality and safety. These experiences and technical expertise allow Dr. Wedral to make valuable contributions to Sensient’s Board and Board committees, including the Finance Committee and Scientific Advisory Committee.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Essie Whitelaw Age 62	Director Since 1993 Compensation and Development Committee Nominating and Corporate Governance Committee
Ms. Whitelaw served as Senior Vice President of Operations of Wisconsin Physician Services, a provider of health insurance and benefit plan administration, from 2001 until her retirement in 2009, where she was responsible for managing over 430 employees. Prior to that, Ms. Whitelaw served over 15 years in various executive positions, including as President and Chief Operating Officer (1992 to 1997) and Vice President of National Business Development, at Blue Cross Blue Shield of Wisconsin, a comprehensive health and dental insurer. Among other things, while at Blue Cross Blue Shield, Ms. Whitelaw was responsible for managing insurance risk underwriting activities, regulatory compliance and the development and implementation of appropriate sales incentive programs. Prior to its merger into another public utility in 2000, Ms. Whitelaw served on the board and on the audit, nominating and retirement plan investment committees of WICOR Corporation, a Wisconsin energy utility.

        Ms. Whitelaw is active in the local Wisconsin community. She currently serves on the Milwaukee Public Museum board of directors and the board of the Wisconsin Women’s Health Foundation, a non-profit organization dedicated to improving the health and lives of women and their families, through education, outreach programs and partnerships. Ms. Whitelaw’s prior board service includes Goodwill Industries, United Way of Greater Milwaukee, Blue Cross Blue Shield Foundation, Metropolitan Milwaukee Association of Commerce, Greater Milwaukee Committee and Bradley Center Sports and Entertainment Corp.

        For the following reasons the Board concluded that Ms. Whitelaw should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. Ms. Whitelaw has significant regulatory compliance and human resources experience, including developing and implementing compensation policies and designing incentive programs for sales and customer service employees to achieve business objectives while managing risk. Ms. Whitelaw is Sensient’s longest serving independent director and the only one of its independent directors that resides in the Midwestern U.S., where Sensient’s headquarters and most of its domestic facilities are located. Sensient values Ms. Whitelaw’s involvement in civic and community activities in the local community, and her experiences with regulatory compliance, risk management and human resources allow her to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee and the Nominating and Corporate Governance Committee.

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years. No director, nominee for director or executive officer had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2009 nor does any director, nominee or executive officer have any material interest, direct or indirect, in any such proposed transaction, except that (1) Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $90,649 and $198,893 in colors from one or more units of the Company in 2009 and 2008, respectively, and (2) during 2009 the Company hired Paul Manning, the son of Kenneth P. Manning (Sensient’s Chairman of the Board and Chief Executive Officer), and he currently serves as the General Manager of Colors for North America. See “Transactions with Related Persons” below. The Board has determined that all members of the Board, except Mr. Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). See “Corporate Governance-Director Independence” below.

Corporate Governance

General

The Board is responsible for exercising the corporate powers of the Company and overseeing the management of the business and affairs of the Company, including management’s establishment and implementation of key strategic priorities and initiatives. Sensient believes that long-term, sustainable value creation and preservation is possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in overseeing the Company’s overall risk tolerances as a part of the strategic planning process. Certain aspects of the Board’s risk oversight function are delegated to the Audit Committee (including overseeing Sensient’s executives’ implementation of appropriate risk management programs), the Compensation and Development Committee (to insure that incentive compensation programs and practices do not encourage unreasonable or excessive risk-taking) and the Finance Committee (including oversight of insurance and foreign currency management), as described below.

Board Meetings and Meeting Attendance

The Board of Directors met five times during 2009. Each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served that were held during 2009. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and the committees of which they are members and to attend the Annual Meeting of Shareholders. In 2009, all Board members attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

Executive Committee

The Executive Committee of the Board of Directors, which currently consists of Messrs. Croft, Hickey and Manning and Dr. Clydesdale, did not meet in 2009. This Committee has the power and authority of the Board of Directors in directing the management of the business and affairs of the Company in the intervals between Board of Directors meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board of Directors met nine times during 2009. Messrs. Brown, Croft and Hickey are the current members of the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC and none of them serve on the audit committee of more than three public companies.

This Committee, among other things:

—	has sole responsibility to appoint, terminate, compensate and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

—

reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function and risk management activities in general;

—

reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

—	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

—

obtains and reviews an annual report of the independent auditor covering the independent auditor’s quality control, any inquiry or investigation by governmental or professional authorities within five years and independence;

—	sets hiring policies for employees or former employees of the independent auditor;

—	establishes procedures for receipt of complaints about accounting or auditing matters;

—	reviews and oversees management’s risk assessment and risk management policies and guidelines; and

—

reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct, include antitrust compliance, conflict of interest and business ethics.

The Board has adopted a written charter for the Audit Committee, which is incorporated in the Company’s Bylaws and posted on its website. The Audit Committee reviews and reassesses the adequacy of this charter at least annually. The Board has also adopted a Code of Ethics for Senior Financial Officers, as contemplated by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Board has determined that Mr. Hickey is an audit committee financial expert in accordance with SEC rules. Any changes made to the Code of Ethics, and any waivers granted thereunder, will be posted and available on the Company’s website.

Compensation and Development Committee

The current members of the Compensation and Development Committee of the Board of Directors, which held five meetings during 2009, are Mr. Croft, Dr. Clydesdale and Ms. Whitelaw. Each member of the Committee satisfies New York Stock Exchange independence requirements.

Among the Committee’s responsibilities are:

—

to review and approve all compensation plans and programs (philosophy and guidelines) of the corporation and, in consultation with senior management, oversee the development and implementation of the corporation’s compensation program, including salary structure, base salary, short and long-term incentive compensation plans such as restricted stock awards (including the relationships between incentive compensation and risk-taking) and nonqualified benefit plans and programs, including fringe benefit programs;

—

to review and make recommendations to the Board with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board, including, without limitation (i) base salary, (ii) short and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (iv) any special or supplemental benefits; and

—

at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of such evaluation to the Board and set the Chief Executive Officer’s compensation level based on this evaluation.

Sensient designs its overall compensation programs and practices, including incentive compensation for non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or unreasonable risk-taking. At the same time, the Company recognizes that its goals cannot be fully achieved while avoiding all risk. Management periodically reviews Sensient’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of the Company and its shareholders. Based on its recently initiated review of Sensient’s compensation programs, management does not believe that Sensient’s incentive compensation policies for non-executive employees have materially and adversely affected Sensient in the recent past, including during the 2008-2009 recession, and management believes those policies are not likely to have a material adverse effect in the future. See “Compensation Discussion and Analysis” for an analysis of material compensation policies and procedures with respect to the Company’s named executive officers and “Compensation and Development Committee Report” for the Committee’s 2009 report on compensation matters.

Finance Committee

The Finance Committee of the Board of Directors, which currently consists of Messrs. Brown, Hickey and Salmon and Dr. Wedral, held four meetings during 2009. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

—	the Company’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments and commercial and investment banking relationships;

—	existing insurance programs, foreign currency management and the stock repurchase program;

—	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans; and

—	such other matters as may from time to time be delegated to the Committee by the Board or provided in the Bylaws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. Brown and Hickey, Dr. Clydesdale and Ms. Whitelaw, met twice during 2009. Each member of the Committee satisfies New York Stock Exchange independence requirements.

Among other functions, this Committee:

—

studies and makes recommendations concerning the composition of the Board and its committee structure, including the Company’s Director Selection Criteria, and reviews the compensation of Board and Committee members;

—	recommends persons to be nominated by the Board for election as directors of the Company and to serve as proxies at the annual meeting of shareholders;

—	considers nominees recommended by shareholders;

—	assists the Board in its determination of the independence of each director;

—	develops corporate governance guidelines for the Company and reassesses such guidelines annually; and

—	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies and recommends candidates it believes are qualified and suitable to serve as a director consistent with the criteria for selection of directors adopted by the Board, including promoting a variety of perspectives, professional experience, education, skills and other individual qualities and attributes on the Board as a whole. A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement. Recommendations for Board candidates may be made to the Committee by the Company’s Chairman and Chief Executive Officer, other current Board members and Company shareholders. The Committee also from time to time utilizes the services of third-party search firms. Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation. Recommendations by shareholders for director nominees should be forwarded to the Secretary of the Company, who will relay such information to the Committee Chair. The recommendations should identify the proposed nominee by name, should describe every arrangement or understanding with such person, should describe whether, and if so how, the nominee would contribute to the variety of perspectives, professional experience, education, skills or other individual qualities and attributes of Sensient’s Board and should provide at least the detailed information about the nominee that is required by SEC rules for the solicitation of proxies for election of directors. Shareholders should look to the information required pursuant to the Company’s Bylaws for shareholder nominations and to the information included in the proxy statement regarding directors and nominees as a guide to the information required. Under the Company’s Bylaws, shareholders also have the right to directly nominate a person for election as a director so long as the advance notice and informational requirements contained in the Bylaws are satisfied. See the discussion under “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board of Directors, which currently consists of Drs. Clydesdale and Wedral and Messrs. Croft, Manning and Salmon, met twice during 2009.

Among other functions, this Committee:

—	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

—	advises the Company on maintaining product leadership through technological innovation; and

—

reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities.

Committee Charters, Codes of Conduct and Ethics, and Other Governance Documents

The Charters for the Audit, Compensation and Development, and Nominating and Corporate Governance Committees of the Company’s Board of Directors are available on the Company’s website (www.sensient-tech.com). The Company is strongly committed to the highest standards of ethical conduct, and its Code of Conduct, Standards of Conduct for International Employees, Code of Ethics for Senior Financial Officers and Corporate Governance Guidelines are also posted on the Company’s website. If there are any amendments to the Code of Conduct, the Standards of Conduct, the Code of Ethics or the Corporate Governance Guidelines, or if waivers from any of them are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Board Leadership Structure; Executive Sessions of Non-Management and Independent Directors

Mr. Manning has been an officer and director of the Company for over 20 years, having served as its Chief Executive Officer since 1996 and its Chairman of the Board since 1997. His employment agreement with the Company calls for him to continue to serve the Company as its Chairman of the Board and Chief Executive Officer through December 2011, and the Board believes the combination of those roles is appropriate in light of his leadership of the Company. It is currently anticipated that Mr. Manning will continue as a non-employee Chairman of the Board for two years after his retirement as an employee to assist both the Board and management during that transition.

The Company’s non-management directors, who also currently constitute the independent directors, meet at regularly scheduled executive sessions without management not less frequently than three times per year. The independent directors must meet in executive session at least once per year without any other non-management directors present. The non-management, independent directors held three executive sessions during 2009. Because the Company’s Chairman is also its Chief Executive Officer and therefore does not attend the executive sessions, the responsibility for presiding at these meetings is rotated among all independent members of the Board of Directors in alphabetical order.

Interested parties who wish to make their concerns known by communicating directly with any non-management or independent directors or the Board as a group may do so in writing addressed to the attention of the Company Secretary. The Company’s Corporate Governance Guidelines provide that all such communications will be relayed by the Company Secretary to the appropriate Board members unless the content is obviously inappropriate for Board review.

Board Role in Risk Oversight

As noted above, Sensient believes that long-term, sustainable value creation and preservation is possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in overseeing the Company’s overall risk tolerances as a part of the strategic planning process. Certain aspects of the Board’s risk oversight function are delegated to the Audit Committee (including overseeing the executives’ implementation of appropriate risk management programs), the Compensation and Development Committee (to insure that incentive compensation programs and practices do not encourage unreasonable or excessive risk-taking) and the Finance Committee (including oversight of insurance and foreign currency management).

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management. For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The guidelines contain the following specific criteria, which reflect the currently applicable SEC and New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company. A director is not considered independent if:

—	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

—

The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other non-contingent deferred compensation for prior service).

—

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

—

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

—

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be independent unless he or she shall meet the requirements for independence under applicable securities laws. For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Croft, Hickey and Salmon, Drs. Clydesdale and Wedral and Ms. Whitelaw (who constitute all of the members of the Board except Mr. Manning) are independent under the applicable rules of the New York Stock Exchange and the SEC and the Company’s independence criteria. In making this determination, the Board reviewed information provided by each of the directors to the Company. None of the directors identified as independent had any material relationship with the Company or its senior executive officers.

The Company has no relationships with any of the independent directors (other than as a director and a shareholder), except that Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $90,649 and $198,893 in colors from one or more units of the Company in 2009 and 2008, respectively. The Board determined that this relationship did not impair Mr. Hickey’s independence.

Director Compensation and Benefits

Directors who are not employees of the Company are entitled to receive an annual retainer of $40,000 ($35,000 annually for the period ended December 31, 2009) and fees of $1,500 for each Board and Committee meeting attended in addition to reimbursable expenses for such attendance. Each Committee chairperson is entitled to receive an additional $8,000 annually ($6,750 annually through December 31, 2009) for serving in that capacity, except that the chairperson of the Audit Committee is instead entitled to receive $12,000 annually ($10,000 annually through December 31, 2009) for serving in that capacity.

The Company has an unfunded retirement plan for non-employee directors who have completed at least one year of service with the Company as a director. The plan provides a benefit equal to the annual retainer for directors in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active director. During the benefit period, the participant must be available to the Chairman of the Board for consultation.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, the maximum amount that is eligible to be deferred is the total of all fees paid to the director by reason of his or her membership on the Board or any Committee thereof. The plan provides that directors may defer all or part of their director fees and the deferral may be in cash or Common Stock. The fees deferred in cash are credited to individual deferred compensation accounts which bear interest at the rate of 8.0% per annum. The amounts deferred pursuant to this plan will be paid either: (i) in a lump sum on January 31st of the calendar year following the year in which the director ceases to be a director or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance in a director’s account will be paid in a lump sum to a designated beneficiary or to the director’s estate.

The Company has a Director Stock Plan for any director who is not an employee of the Company. This plan provides for an annual grant of 1,300 shares of the Company’s common stock to each non-employee director on the Annual Meeting date, with an increase to an annual grant of 1,500 shares beginning with the annual meeting in 2010. The shares vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2009:

2009 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Brown	$81,000	$29,679	$29,000	$—	$139,679
Dr. F. M. Clydesdale	70,664	29,679	28,000	—	128,343
J. A. D. Croft	78,164	29,679	30,000	—	137,843
W. V. Hickey	80,828	29,679	38,000	—	148,507
P. M. Salmon	56,000	29,679	33,367	—	119,046
Dr. E. R. Wedral	59,000	29,679	36,000	—	124,679
E. Whitelaw	54,500	29,679	49,000	—	133,179

(1)	Includes annual retainer, meeting attendance and chairmanship fees.

(2)	The amounts in the table reflect the grant date fair value of stock awards to the named director in 2009. Accounting Standards Codification 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock options and other stock-related awards granted to Sensient employees and directors based on the estimated fair value of the equity awards at the time of grant. The assumptions used to determine the valuation of the awards are discussed in footnote 5 to Sensient’s consolidated financial statements. The 2009 restricted stock awards to directors were made on April 23, 2009. The grant date fair value of the 2009 restricted stock award to each director was $22.83 per share.

(3)	The shares of restricted stock awarded to directors vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(4)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2009:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	10,000	2,200
Dr. F. M. Clydesdale	16,000	2,200
J. A. D. Croft	16,000	2,200
W. V. Hickey	16,000	2,200
P. M. Salmon	6,000	2,200
Dr. E. R. Wedral	6,000	2,200
E. Whitelaw	16,000	2,200

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2009, the Committee met nine times. The Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K with the Company’s Senior Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer and its independent auditors prior to release of the earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission, respectively. During each fiscal quarter of 2009, the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K were reviewed, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Committee is satisfied as to the auditors’ independence. The Committee also discussed with management, the Company’s Director, Internal Audit and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans, audit scopes and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

Audit Fees

During the years ended December 31, 2009 and 2008, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $2,410,000 and $2,564,200, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2009 and 2008, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $70,000 and $72,000, respectively. Audit-related fees include fees for audits of the Company’s employee benefit plans and non-audit related accounting consultations.

Tax Fees

During the years ended December 31, 2009 and 2008, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $851,400 and $1,026,100, respectively. Tax services include tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2009 or 2008.

All of the services described above were approved by the Audit Committee. At its February 2010 meeting, the Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period. This policy provides that the Committee is required to pre-approve all audit and non-audit services performed by the independent auditor and specifies certain audit, audit-related and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits. The policy also provides that any services by the independent auditor not generally pre-approved or above the specified dollar limits must be submitted for pre-approval by the Audit Committee. Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Committee at its next meeting.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2009, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the review and discussions with management and the independent auditors described above, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. As further discussed in Item 2, “Ratification of Appointment of Independent Auditors,” the Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2010 and the Board recommended that the shareholders ratify that appointment.

Date: February 4, 2010

Hank Brown,
Chairman

James A.D. Croft
William V. Hickey

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 26, 2010, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee of the Company, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)(4)
Hank Brown	20,039
Dr. Fergus M. Clydesdale	24,612
Neil G. Cracknell	106,768
James A.D. Croft	24,205
John L. Hammond	141,020
William V. Hickey	28,082
Richard F. Hobbs	251,549
Kenneth P. Manning	502,800
Douglas S. Pepper	27,262
Peter M. Salmon	13,002
Dr. Elaine R. Wedral	8,248
Essie Whitelaw	23,613
All directors and executive officers as a group (17 persons)	1,416,939

(1)	Except for Mr. Manning, who beneficially owns 1.0% of the Company’s Common Stock, no director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents 2.8% of the Company’s Common Stock. In each case this percentage is based upon the assumed exercise of that number of options which are included in the total number of shares shown (see Note (2), below).

(2)	Includes the following shares subject to deferred stock rights or stock options which are currently exercisable or exercisable within 60 days of February 26, 2010: Mr. Brown—8,000 shares; Dr. Clydesdale—14,000 shares; Mr. Cracknell—33,500 shares; Mr. Croft—4,000 shares; Mr. Hammond—34,750 shares; Mr. Hickey—14,000 shares; Mr. Hobbs—86,250 shares; Mr. Manning—175,000 shares; Mr. Pepper—1,500 shares; Mr. Salmon—7,754 shares; Dr. Wedral—4,000 shares; and Ms. Whitelaw—14,000 shares; and all directors and executive officers as a group—546,004 shares.

(3)	Includes 3,700 shares held by Mr. Brown’s wife, 1,500 shares held by Mr. Croft’s wife and 2,000 shares held by Mr. Manning’s wife.

(4)	Shares owned through Sensient’s Savings Plan stock fund and Sensient’s ESOP are held on a unitized basis. The numbers of shares held through these plans have been estimated based on the closing stock price of $26.42 on February 26, 2010.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock of the Company as of February 26, 2010 (except as indicated in the footnotes), based solely on review of filings made with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)
BlackRock, Inc. (2)	4,512,324	9.1%
Allianz Global Investors Management Partners LLC (3)	2,637,800	5.3%

(1)	All percentages are based on 49,320,856 shares of Common Stock outstanding as of February 26, 2010.

(2)	BlackRock, Inc. filed a Schedule 13G dated January 20, 2010, with respect to itself and Barclays Global Investors, NA, and certain affiliates, which it acquired on December 1, 2009. BlackRock’s address is 400 East 52nd Street, New York, New York. Its Schedule 13G reported that as of December 31, 2009, they held sole power to vote and sole dispositive power with respect to 4,512,324 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(3)	Allianz Global Investors management partners LLC, 680 Newport Center Drive, Suite 250, Newport Beach, CA 92660, filed a Schedule 13G dated December 31, 2009, which reported that its subsidiary, NFJ Investment Group LLC (NFJ), held sole voting and dispositive power with respect to 2,637,800 shares of Common Stock owned by investment advisory clients or discretionary accounts of which NFJ is the investment advisor.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board of Directors (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth on the Company’s website at www.sensient-tech.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and included in this proxy statement.

James A.D. Croft, Chairman

Dr. Fergus M. Clydesdale

Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Recent Changes to Executive Compensation Program

The pages below discuss the material elements of Sensient’s compensation program for its executive officers. The following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2007, 2008 and 2009 and its ongoing compensation program for 2010 and future years.

Compensation for 2007, 2008 and 2009 is Tied to Strong Company Financial Performance.    Sensient’s businesses performed well during 2009 despite the worldwide recession. Excluding expenses related to the settlement discussed below, earnings per share reached a record level of $1.92 per share. Sensient’s results included record cash flow from operating activities of approximately $138 million, debt reduction during 2009 of over $51 million, the refinancing of $110 million of debt on attractive terms in a challenging credit market, and continued investment in the Company’s operations to enhance its capacity for further growth in the future, all while paying dividends at the highest rate in Sensient’s history. In early 2010, Sensient reached tentative agreements to settle environmental litigation related to a property that a company Sensient acquired in 1988 had sold prior to the acquisition, resulting in after-tax charges in the fourth quarter of 2009 of $0.14 per share. Assuming this matter is settled on the terms proposed, the Company will eliminate further litigation expense and the potential for greater liability. Sensient’s 2009 earnings per share of $1.78 would have been correspondingly higher without the settlement. The Company’s stock price ended the year up slightly. As illustrated in the graph below, the total return to investors in Sensient’s stock since the beginning of 2007 has outpaced the returns earned by the S&P 400 Specialty Chemicals Index and the S&P 400 Index. The graph assumes a $100 investment is made on December 31, 2006, and reinvestment of dividends.

Sensient’s total return performance for the 2007 through 2009 period was the second best among the seven companies in the S&P 400 Specialty Chemicals Index and the fourth best among the 12 companies in the S&P 400 Chemicals Index, ranking in approximately the 32nd percentile (seventh of 20 companies) among the peer group described below. Sensient’s 2009 dividend yield was 2.8% compared to the peer group average of 1.45%. Sensient’s compensation program is intentionally designed to link executive and shareholder interests through equity-based compensation arrangements and to recognize individual contributions toward the achievement of corporate goals and objectives. As a result, a substantial portion of Sensient executives’ compensation reflects the performance of Sensient’s stock. Awards for 2009 pursuant to the annual incentive compensation program were adjusted to eliminate the effects of the proposed environmental litigation settlements mentioned above. The resulting compensation awards for 2009 reflect that the Company’s adjusted performance reached the earnings goal and some of the other financial performance goals set in advance for 2009.

Some Reported Compensation Exceeds Current Compensation Awards and Related Payments.    The Compensation and Development Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) focuses primarily on granting awards or making payments with respect to an executive’s service for a given year, rather than upon the timing of the expense under the accounting rules and rather than the tax gross-up payments that may be required in the current year as a result of awards made in prior years. The SEC’s proxy disclosure requirements were recently revised to focus on the grant date fair value of equity awards rather than on the timing of the expense for accounting purposes. Sensient believes this change provides more appropriate information to investors, and all amounts shown in the summary compensation table herein with respect to prior years have been restated on this basis. However, some aspects of the proxy statement compensation disclosures are impacted by current tax gross-up payments required by awards made in earlier years, requiring the Company to include in the executive compensation tables some significant amounts that are related to compensation awarded in prior years. For example, since restricted stock awards granted over a number of years became taxable when Mr. Manning reached age 65, the Company’s tax gross-up obligations with respect to those awards were triggered in 2007, resulting in substantial payments to cover his resulting tax obligations. Those obligations arose entirely from awards made prior to 2007. Awards for 2007, 2008 and 2009 did not include (and future awards will not include) this tax gross-up feature.

Sensient’s Executive Compensation Program Emphasizes Long-Term Equity and Annual Incentive Awards.    Sensient’s compensation program for senior executive officers emphasizes long-term equity awards and annual incentive compensation rather than base salaries because the Company believes that restricted stock awards and its incentive performance targets help to align the executives’ financial interests with the long-term and financial interests of the Company and its shareholders. For example, the aggregate base salaries of Sensient’s named executive officers for 2009 represented only about 25% of their total cash and incentive compensation (including restricted stock awards) for the year. The restricted stock awards (which ordinarily vest five years after they are awarded) represented about 48% of their total cash and incentive compensation, while awards under the annual incentive plan represented about 27% as a result of Company performance that exceeded the adjusted earnings “target” and some of the other performance goals set before the beginning of the year. The base salaries, restricted stock and incentive compensation would have represented about 27.5%, 52.5% and 20%, respectively, of the aggregate 2009 cash and incentive compensation of the named executive officers had Sensient only achieved the adjusted earnings “target” without exceeding it and without achieving other performance goals.

Improvements to Sensient’s Compensation Design for Recent and Future Years.    Sensient has made some significant revisions in the design of its compensation program in recent years, beginning with compensation for 2007, and it continues to review the Company’s compensation program for possible improvements. (1) Sensient did not grant additional stock options to its executive officers in 2007 and subsequent years and currently does not intend to grant stock options to its executives or directors in future years, relying instead on future awards of restricted stock that ordinarily vest after five years. (2) Beginning with awards granted in 2007, restricted stock awards did not and future restricted stock awards will not include the tax gross-up feature that has been included in Sensient’s restricted stock awards for many years (although the Company will comply with its tax gross-up obligations under awards made in 2006 and prior years, if and when those obligations are triggered in the future). (3) The awards under the Company’s annual cash incentive plan include increased earnings per share targets and also include targets for improved cash flow and return on invested capital as well as targets for the levels of working capital or gross profit as a percentage of revenue and for selling, general and administrative expenses as a percentage of revenue. See pages 34 and 42. (4) The Company recently initiated a review of the incentive provisions of its non-executive compensation programs to ensure that they are appropriately aligned with Sensient’s overall strategic goals and objectives and do not encourage unreasonable or excessive risk-taking. The Company believes that these changes in and ongoing review of its compensation program further the goal of aligning the interests of Sensient and its shareholders with the incentives of its executives and other employees in a way that enables Sensient to attract and retain the best possible executive and employee talent without creating incentives for the executives and other employees to take unnecessary and excessive risks that could threaten Sensient’s long-term value.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards. The Committee oversees Sensient’s executive compensation programs and monitors incentives for risk-taking from compensation programs for other employees. See “Committees of the Board of Directors—Compensation and Development Committee” above for a description of the Committee’s responsibilities. This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices, and the elements of compensation for the named executive officers.

Compensation Objectives and Philosophy

Sensient’s compensation program is designed:

—

to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives;

—	to link executive and shareholder interests through equity-based compensation arrangements;

—	to motivate executives and other employees to successfully execute the Company’s business strategy without encouraging unnecessary or excessive risks;

—

to place Sensient’s aggregate base salaries, total target cash compensation and target incentive compensation for its executive officers between the 50th and 75th percentile based on available information for corresponding executives at Sensient’s peer group of companies combined with published survey data and adjusted as described below (together, the “Comparable Company Data”); and

—	to attract and retain the best possible executive and employee talent.

The Committee determines specific compensation levels for Sensient’s executive officers based on several factors, including:

—	achievement of specific financial targets without taking unnecessary or excessive risks;

—	each executive officer’s role and his or her experience and tenure in the position;

—	the relative importance of each position to Sensient’s operations;

—	the Comparable Company Data regarding the total compensation of executives who perform similar duties at other companies;

—	the total salary and other compensation for the executive officer during the prior fiscal year; and

—	how the executive officer may contribute to Sensient’s future success.

The Committee intends that Sensient’s compensation programs both help the Company to attract and retain key executives and other employees and give the executive officers and employees appropriate and meaningful incentives to achieve superior corporate and individual performance without undertaking unnecessary or excessive risks.

As a general matter, aggregate compensation levels for Sensient’s executive officers are intended to fall between the 50th and the 75th percentile for comparable positions reflected in the Comparable Company Data, using regression analysis for the survey data because of differences in size between the comparable companies and the Company, assuming the executive and Company achieve at least the “target” level of financial and other performance goals set in advance by the Company (see page 34 regarding recent targets). Sensient intends that its executive officers should have an opportunity through the incentive compensation plan to earn additional compensation through performance that materially exceeds the “target” performance goals. This is only a general guideline. Each material element of compensation is discussed further below.

The executive compensation program ties a significant portion of executive compensation to the Company’s success in meeting specified financial goals and objectives. The Committee also considers other compensation and amounts payable to executive officers. This other compensation includes retirement compensation and potential payments in a situation involving a change of control of the Company. Retirement compensation is intended both to recognize, over the long term, services rendered to the Company as well as the practice that employers provide employees with retirement benefits. The supplemental retirement arrangements adopted by the Company also reflect a decision that limitations on covered compensation and potential benefits which would apply under the Internal Revenue Code generally ought not limit the retirement benefits that would otherwise apply to the Company’s most highly compensated employees.

The Committee also recognizes that situations involving a potential change in control of a company can be very disruptive to all of its employees, including executive officers, because a change of control could affect the employees’ job security, authority or compensation. To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of a company and its shareholders, many companies provide key decision-making officers with agreements that will help mitigate their concerns about such personal matters in the case of a change in control and thereby assure that management provides guidance to the board and shareholders that is divorced from such concerns. Change of control agreements can also help insure that the management team stays intact before, during and after a change of control, thereby protecting the interests of not only the target company’s shareholders but also those of any acquirer. Since 1988, the Company has had change of control agreements with its key executive officers that address these concerns, including a right for the executive to receive specified benefits in the event that he or she chooses to leave the Company during the 13th month following a change of control. The Committee believes that providing this right assures an appropriate transition for the benefit of the Company’s shareholders while striking an appropriate balance between the interests of the executive and the interests of the acquirer. The Committee continues to believe these agreements remain important to the Company and therefore has continued them, although the Committee reviews them from time to time.

In the absence of Sensient’s promise to make excise tax gross-up payments in connection with a change of control, the effects of the change of control excise tax would be unpredictable for particular individuals and could have widely divergent effects based on an executive’s personal compensation history. Depending upon the circumstances, the excise tax can effectively discriminate against new hires who have not received previous compensation from the Company, newly promoted officers depending on their historical compensation from the Company, individuals who have not exercised stock options and those who have elected to defer compensation. For these reasons, to provide an equal benefit to Sensient’s executives without regard to the effect of the change of control excise tax, and although these gross up provisions and a related loss of deductibility could increase the expense to the Company, the Committee believes that the change of control excise tax gross-up is appropriate and wishes to preserve the incentives and protections included in the agreements notwithstanding the effects of these tax code provisions. Sensient believes this is a common practice among companies with whom it competes to attract and retain executive officers and that it is an important component of its executive recruitment and retention program.

Finally, as with all companies, the Company provides various other benefits to its employees, including its executive officers. Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees. In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices. The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program. Generally, the Committee begins its consideration of annual cash and long-term incentive compensation at its Fall meeting to preliminarily discuss related considerations and to receive and begin review of the Comparable Company Data discussed above. Final determinations of salaries, annual incentives and long-term incentive compensation awards are made at the Committee’s meeting in connection with the Board’s regular meeting in December. Generally, salary changes become effective on January 1 of the following year. Stock options (if any) and restricted stock awards are granted effective as of the December meeting date, and the stock options have an exercise price equal to the closing price of Sensient common stock on that date. Sensient did not grant stock options to its executive officers during the last three years (relying instead on awards of restricted stock) and expects to continue that practice in the future.

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who prepares a report comparing Sensient’s executive compensation to the Comparable Company Data. The Comparable Company Data ordinarily includes information that is from the year prior to the date of the analysis.

Establishing an appropriate peer group for the Company has been challenging because Sensient has few direct competitors of similar size that are publicly traded in the United States. The colors and flavors and fragrances industries are highly fragmented geographically and are diversified among product lines. In light of these challenges, Sensient has determined the appropriate peer group by considering:

—	companies of comparable size (based primarily on revenues and secondarily on market capitalization);

—	companies with which it competes for business (primarily in the specialty chemicals industry);

—	companies with significant international operations; and

—	companies with generally consistent, strong financial performance.

In setting compensation for 2007, Hewitt Associates (“Hewitt”) was retained to assist the Committee by conducting this assessment and providing the Comparable Company Data. Hewitt’s 2006 report of the Comparable Company Data was based on data regarding the 41 public and private manufacturing companies with revenues between $0.6 billion and $2.6 billion (an average of $1.3 billion, compared with $1.0 billion for Sensient) for which Hewitt had compensation data. The 41 manufacturing companies included in this analysis were:

Albemarle Corporation	Covance Inc.	Metaldyne Corporation	Texas Industries, Inc.

Ameron International Corporation	Dade Behring Inc. Donaldson Company, Inc.	Milacron Inc.	Thomas & Betts Corporation

Ametek, Inc.	Edwards Lifesciences, LLC	Mylan Laboratories Inc.	Timex Corporation

AMSTED Industries Incorporated	Foster’s Americas	OMNOVA Solutions Inc.	Tupperware Corporation

Arch Chemicals, Inc.	Graco Inc.	Packaging Corporation of America	Valmont Industries, Inc.

Barton Incorporated	H.B. Fuller Company	Playtex Products, Inc.	Walter Industries, Inc.

Behr America Inc.	Herman Miller, Inc.	Rhodia, Inc.	Waters Corporation

Brady Corporation	Jacuzzi Brands, Inc.	Sauer-Donfoss Inc.	Wells’ Dairy, Inc.

Church & Dwight Company, Inc.	Joy Global, Inc.	Sybron Dental Specialties, Inc.	Woodward Governor Company

Columbian Chemicals Company	McCormick & Company, Incorporated	Teradyne, Inc.	Zebra Technologies Corporation

After reviewing the Comparable Company Data provided by Hewitt and with the assistance of recommendations from management, in 2006 the Committee set the 2007 annual base salary and 2007 annual incentive plan bonus awards generally between the 50th and 75th percentiles based on the Comparable Company Data (before adjustment for performance exceeding the “target” level under the incentive plans, and varying from the 50th percentile target where appropriate due to experience, tenure and contributions by the executive), and set the 2006 restricted stock awards for executive officers at approximately the 50th percentile of the Comparable Company Data.

The peer group is reviewed annually and companies are added or removed as circumstances warrant. Sensient’s principal compensation advisor at Hewitt moved to Watson Wyatt Worldwide (“Watson Wyatt”) during 2007. The 2007 analysis that was used by the Compensation Committee in making decisions for 2008 was based on an analysis of published survey data covering approximately 130 companies (the 2007/2008 Watson Wyatt Top Management Survey and the 2007 Mercer Executive Compensation Survey). The Comparable Company Data that was used in 2007 to make compensation decisions regarding the 2007 restricted stock awards, the 2008 base salaries and the 2008 annual incentive plan awards was prepared by Watson Wyatt based in part on published survey data rather than Hewitt’s proprietary data base. In compiling the Comparable Company data that was used in 2007 to make these compensation decisions for 2008, the data from each of the surveys was regressed to Sensient’s revenue and aged to October 2007. The Comparable Company Data that was used in making 2008 compensation determinations also included an analysis of the proxy statements of 11 public companies in the specialty chemical industry or food products industry with revenues ranging from approximately $700 million to $2.7 billion (median annual revenues of approximately $1.4 billion). The 11 public companies included in this 2007 analysis of proxy statement disclosures were:

Albemarle Corporation	International Flavors & Fragrances Inc.	Minerals Technologies Inc.	Stepan Company

Arch Chemicals, Inc.	MacDermid, Incorporated	OMNOVA Solutions Inc.	Terra Industries Inc.

H.B. Fuller Company	McCormick & Company, Incorporated	Sigma-Aldrich Corporation

The Comparable Company Data included in the 2008 analysis that was used by the Compensation Committee in making decisions for 2008 restricted stock awards, 2009 base salaries and 2009 annual incentive plan awards was based in part on published survey data of a broad group of public and private companies and in part on an analysis of the proxy statements of a modified peer group of 16 public companies, including eight of the companies that had been included in the prior year and eight additional companies in the specialty chemicals and pharmaceuticals, beauty products or personal care products industries that have similar sales revenue, market capitalization and other financial attributes. In compiling the Comparable Company Data that was used in 2008 to make these compensation decisions, the data from each of the surveys was regressed to Sensient’s revenue and aged to October 2008. The three companies that were eliminated were unavailable or not comparable to Sensient (one became privately held, another had consistently poor financial performance and the third was primarily in the agricultural chemicals industry). The peer group of 16 public companies included in the 2008 analysis of proxy statement disclosures were:

Aceto Corporation	Cabot Corporation	International Flavors & Fragrances Inc.	Penford Corporation

Albemarle Corporation	Cambrex Corporation	McCormick & Company, Incorporated	Polyone Corporation

Alberto-Culver Company	FMC Corporation	Minerals Technologies Inc.	Sigma-Aldrich Corporation

Arch Chemicals, Inc.	H.B. Fuller Company	Nu Skin Enterprises, Inc.	Stepan Company

For Compensation Committee decisions in 2009 relating to 2009 restricted stock awards, 2010 base salaries and 2010 annual incentive plan awards, the public company peer group included all of the companies included for the prior year plus three additional public companies (Church & Dwight, Inc., A Schulman Inc. and Elizabeth Arden Inc.) that Sensient believed to be good comparators based on each company’s industry, size, structure, international operations (if any) and financial performance.

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it by compiling the Comparable Company Data and has the sole authority to approve the consultant’s fees and other retention terms. The Company has also used Hewitt and Watson Wyatt for certain other services. The compensation to Watson Wyatt for other services for 2009 did not exceed $120,000. As part of the process to retain these consulting firms, the Committee determined that the other services provided to Sensient and its affiliates by Hewitt and by Watson Wyatt did not adversely affect their independence and advice. The Company’s Vice President, Administration customarily assists the Committee in its determinations by helping compile and organize information, arranging meetings and acting as Company support for the Committee’s work. He also serves as the Committee’s officer contact but has no decision-making authority on the Committee. In reviewing the performance and establishing the compensation levels of other elected officers, the Committee takes into account the recommendations of Mr. Manning as Chief Executive Officer.

Cash and Incentive Compensation

The cash and incentive compensation for Sensient’s executive officers in 2007, 2008 and 2009 included:

—	Base salary;

—	Annual incentive plan bonuses; and

—	Equity awards.

Sensient’s Chief Executive Officer typically receives a higher salary, a higher potential bonus and larger equity awards than its other executive officers, which is typical of companies included in the Comparable Company Data. The Committee believes this is appropriate in light of his responsibilities and overall role in the Company. The specific methods used to determine compensation for Mr. Manning are discussed in the section entitled “Compensation for Mr. Manning.”

The following table discloses both the “target” and “actual” aggregate cash and incentive compensation for 2009 (using the “target” annual cash incentive compensation set by the Compensation Committee in December 2008 plus the actual base salary set in December 2008 and equity compensation awarded in December 2009 for the “target” column and the “actual” amounts of all three of those compensation components that the named executives actually earned and received for the “actual” column). It also includes both the 50th and the 75th percentiles reflected in the Comparable Company Data for 2009 compensation for the position of each of the named executive officers, and the percentage amount by which the “actual” aggregate compensation fell above or below the 75th percentile.

	2009 Cash and Incentive Compensation (using “Target” Cash Incentive Compensation)	2009 Cash and Incentive Compensation (using “Actual” Cash Incentive Compensation)	50th Percentile (based on the Comparable Company Data)	75th Percentile (based on the Comparable Company Data)	Percent by which “Actual” Compensation was Above or Below the 75th Percentile
K.P. Manning	$3,846,425	$4,234,663	$3,456,440	$4,051,192	5% Above
R.F. Hobbs	1,643,650	1,792,500	1,268,864	1,860,864	4% Below
N.G. Cracknell	1,112,387	1,192,580	1,080,024	1,570,492	24% Below
J.L. Hammond	1,119,760	1,225,385	930,636	1,214,680	1% Above
D.S. Pepper	741,855	828,013	620,808	894,840	7% Below

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining Sensient’s key officers. When determining the amount of base salary for a particular executive, the Committee considers the Comparable Company Data (including the market percentage change in salaries), prior salary (and the proposed percentage change in salary), job responsibilities and changes in job responsibilities, individual experience, demonstrated leadership, performance potential, Company and individual performance, retention considerations, years of service at Sensient and years in the officer’s current position. These factors ordinarily are not weighed or ranked in any particular way.

The Committee determined the base salaries of Sensient’s named executive officers based on experience that they possess. These experiences include a broad business background, significant educational levels, numerous positions within and outside the Company and specific industry knowledge. These unique skills and qualifications are vital to the transformation and success of the Company and cannot be replicated.

Under Mr. Manning’s strategic direction, Sensient was transformed from a domestic commodity based business to a global business-to-business value added company. This was accomplished through divestitures of under performing companies and the integration of 21 acquisitions. Prior to working for Sensient, Mr. Manning demonstrated executive level experience as president of a major food product company, and demonstrated extraordinary leadership abilities as a Rear Admiral in the U.S. Naval Reserve. Mr. Manning’s education background includes a Masters degree in Operations Research from American University, and a Bachelor of Science in Mechanical Engineering from Rensselaer Polytechnic Institute. He has also served on the board of five public companies.

The other named executive officers also possess many diverse qualities and have held numerous positions within the Company. For instance Mr. Hobbs, in his extensive tenure at Sensient, has held the title of Controller, Vice President Administration, Treasurer and CFO before attaining his current position as Senior Vice President and CFO. Mr. Hammond prior to joining Sensient was General Counsel of another major public company. Mr. Hobbs and Mr. Hammond both had key roles in assisting Mr. Manning in his acquisition strategy and implementation that transformed the Company. Prior to becoming Sensient’s President and Chief Operating Officer in April 2009, Mr. Cracknell had 15 years of diverse experience in leadership positions in each of the major business units of Sensient. This includes service as President, Flavors & Fragrances Group; President, Dehydrated Flavors; Vice President, Pharmaceutical; and Managing Director of Colors Europe. Mr. Cracknell has accumulated a vast knowledge and understanding of Sensient’s operations and the industry. Mr. Pepper was Chief Financial Officer of the Color Group and then Vice President, Human Resources at Sensient’s corporate office before he was elected Vice President, Administration in 2008. Prior to joining Sensient, Mr. Pepper had over 20 years’ experience in the specialty chemical industry, holding positions responsible for both accounting and administration. The named executive officers all have extensive educational backgrounds in their areas of expertise.

The combinations of qualifications of the above named executives are critical to the success of the Company and could not be replicated in the marketplace. These individuals have created the foundation and framework that has allowed for the success of the Company. Their contributions have led Sensient to achieve record sales and earnings in recent years and to perform well in the recent recession. Their unique and appropriate backgrounds position the Company for future success.

For 2009, the Committee began with market data indicating that base salaries of executives at similar companies were generally expected to increase from 2008 levels by approximately 3.5%, and then determined actual base salaries for Sensient’s executives after considering the Comparable Company Data and the other factors described above. The annual salary increase given to the named executive officers at the beginning of 2009 was approximately 4.0% except for Mr. Cracknell (who received a 4.5% increase on that date) and Messrs. Hobbs and Hammond (who were each promoted to Senior Vice President position effective at the end of 2008). Because Messrs. Hobbs, Cracknell and Hammond each received salary increases at the time of their promotions during either 2008 or 2009, the amount of their total 2009 base salary compensation increased by approximately 7.0%, 13.7% and 8.2%, respectively, over their total 2008 base salary compensation.

The following table describes each named executive officer’s years of service for Sensient and years of service in his current position as of December 31, 2009. For purposes of this table, Messrs. Hobbs and Hammond are deemed to have continued in their current positions despite their promotions during 2009 to Senior Vice President.

	2009 Years of Service	2009 Years of Service in Current Position
K.P. Manning	22	13
R.F. Hobbs	36	9
N.G. Cracknell	15	1
J.L. Hammond	12	12
D.S. Pepper	4	2

The table below shows the base salary compensation for 2009 for each of Sensient’s named executive officers, and both the 50th and the 75th percentiles reflected in the Comparable Company Data for the position most nearly corresponding to each of the named executive officers.

	2009 Base Salary	Comparable Company Data (50th percentile)	Comparable Company Data (75th percentile)	Percent by which Base Salary was Above or Below the 75th Percentile
K.P. Manning	$913,500	$822,400	$899,500	2% Above
R.F. Hobbs	458,000	473,908	514,000	11% Below
N.G. Cracknell	366,659	432,788	519,140	29% Below
J.L. Hammond	325,000	344,380	381,388	15% Below
D.S. Pepper	265,100	291,952	364,940	27% Below

The 2009 base salary for Mr. Manning was above the 75th percentile of the Comparable Company Data primarily because of his leadership role in the transformation and continuing global expansion of Sensient’s business and because of his long service as the Chief Executive Officer of Sensient. Messrs. Hobbs and Hammond each were promoted to the office of Senior Vice President in December 2008 and given salaries for 2009 that were larger than the market increase, also because of their key roles and long service at the Company, but their base salaries remained below the 50th percentile of the Comparable Company Data for similarly positioned executives, primarily because of the Company’s emphasis on providing significant compensation opportunities pursuant to its restricted stock awards and its annual incentive plan, with a correspondingly lower emphasis on base salaries. Mr. Cracknell was promoted to the position of President and Chief Operating Officer of Sensient in April 2009 and received a larger increase in his base salary in light of his increased responsibilities. Mr. Pepper was promoted to the position of Vice President, Administration in 2008 and received a salary increase at that time and then a 4.0% increase for 2009. As the table above shows, following these changes the 2009 base salary compensation for Messrs. Cracknell and Pepper remained below the 50th percentile of the Comparable Company Data for similarly positioned executives both because of Sensient’s emphasis on providing significant compensation opportunities pursuant to the restricted stock awards and annual incentive plan rather than emphasizing base salaries and because of their relatively short tenure in their current positions.

Annual Incentive Plan Bonuses

Sensient maintains annual incentive plans for its elected officers. The annual incentive compensation is intended to provide incentives based upon achieving overall Company or group financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. The annual bonuses are subject to a target level of earnings per share, with bonuses for the executive officers in the range of 50% to 85% of annual base salary (depending on the officer’s position in the Company) paid if the target level is achieved. Performance in excess of the targeted level allows for a payment of up to 200% of the bonus at the targeted level. Performance below the targeted level can result in a reduced award, or no award at all if the minimum threshold level is not achieved. The plan may provide additional bonus opportunities based on achievement of other objective financial goals, with the aggregate incentive compensation not to exceed 200% of the targeted bonus. The particular targets and financial goals used are those which the Committee believes reflect or are important to achieve increased shareholder value over the long term without undertaking unnecessary or excessive risks. The Committee generally sets target bonus award levels between the 50th and the 75th percentiles of comparable companies’ bonus practices for each executive position because that keeps Sensient’s levels competitive with its industry. For performance exceeding the targeted levels, the maximum annual bonus is 200% of the bonus at the “target” level, which the Committee believes is appropriate in the case of performance materially in excess of the targets. The Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

The Company’s objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level. Sensient’s primary reliance is on earnings per share. In recent years the Company also has established supplemental targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (for 2007 and 2008) or gross profit as a percentage of revenue (for 2009), subject to an overall maximum on the aggregate incentive compensation awarded. For some officers the Company also used a measure of group operating profit. See page 42 for a detailed description of the current targets. Each of these targets is an objective measure that Sensient believes is widely accepted by investors generally. After the end of the year, the Company compares Sensient’s actual annual performance against the goals for each of the performance measures to determine the amount it pays the executive officers under the annual incentive plan applicable for the year, subject to Committee discretion to reduce the awards as described above. For example, the Chief Executive Officer can earn an incentive payment equal to 85% of base salary under the annual incentive plan applicable to him if “target” performance is achieved for the earnings per share performance measure during the fiscal year, with performance in excess of the targeted level allowing for a payment of up to double that amount, subject to the limits in the plan. The other named executive officers currently would earn 65% of their base salaries in the case of “target” earnings per share performance. The supplemental targets provide other bases upon which the executives can earn awards, subject to an overall maximum for each executive equal to 200% of his “target” bonus based on earnings per share. The Committee determined that these levels of annual incentive bonuses were appropriate based on the Comparable Company Data. The target percentage payout may vary from year to year. The amount Sensient pays will increase or decrease in accordance with performance against its performance measures. The Committee intends that payments at the “target” level combined with base salaries and equity compensation generally would provide cash and incentive compensation between the 50th and 75th percentiles of the Comparable Company Data, and generally somewhat above the 75th percentile for performance significantly exceeding the targeted levels. Primarily because actual performance significantly exceeded the earnings per share targets for 2007 and 2008, the incentive awards for those years generally exceeded the 75th percentiles in the Comparable Company Data.

For awards made in 2008 to be based on performance during 2009, amounts paid under the bonus plan to Messrs. Manning, Hobbs, Hammond and Pepper were based on the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for extraordinary items as provided in the plan. Because the consolidated earnings per share for 2009 were less than the goal permitting the “maximum” award for these executives, achievement of certain of the other performance goals increased their actual awards for 2009.

Performance Goal	2009 Target	2009 Actual Results (1)	Percentage of Target Bonus Earned
Consolidated earnings per share	$1.90 per share (target); $2.00 per share for maximum award	$1.92	120%

Selling, general and administrative expense as a percentage of revenue	17.3% or lower	17.5%	0%

Cash flow	$91.3 million or higher	$138.3 million	15%

Return on invested capital	8.8% or greater	8.4%	0%

Gross profit as a percentage of revenue	30.6% or greater	30.7%	15%

(1)	The Annual Plans provide that in comparing actual performance against the targeted Performance Goals, the Compensation Committee may exclude from or include in the comparison any extraordinary gains, losses, charges or credits as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The only exclusion made pursuant to this provision for 2009 was for expenses related to the proposed settlement of legal claims related to environmental contamination at the General Color Company Superfund site in Camden, New Jersey, and the adjoining property. A company that Sensient acquired in 1988 had disposed of that property before Sensient acquired that company.

Mr. Cracknell was President of the Flavors & Fragrances Group for approximately four months of 2009, after which he became the Company’s President and Chief Operating Officer. As a result, 80% of his potential award for 2009 was based on the same performance goals as were applicable to the other named executive officers, and the remaining 20% was dependent upon achievement at “target” by the Flavors & Fragrances Group of (a) group operating profit of $133.0 million (increased or decreased depending upon increases or decreases in assets managed by the group), (b) gross profit as a percentage of revenue of 26.6% or higher, (c) selling, general and administrative expenses of the group as a percent of group revenue of 10.5% or lower and (d) cash flows from operating activities of $123.6 million or higher. The cash flow target is higher for the Flavors & Fragrances Group than for Sensient as a whole because of corporate level expenses, interest and taxes.

Flavors & Fragrances Group operating profit for 2009 was $124.4 million compared to the target of $133.0 million. This resulted in a 48.08% payout under the operating profit formula. The gross profit as a percentage of revenue for the group was 27.3% resulting in a 10% payout. Selling, general and administrative expenses were 11.2% of revenue and, therefore, there was no payout for this component. The cash flows from operating activities was $158.5 million, resulting in a 10% payout. In total, the Flavors & Fragrances Group payout was 68.08% of target.

The table below shows the incentive plan bonuses (both “target” and “actual” amounts) for 2009 for each of the named executive officers, and both the 50th and the 75th percentiles reflected in the Comparable Company Data for the position of each of the named executive officers.

	2009 Incentive Compensation (at “Target”)	2009 Incentive Compensation (“Actual”)	Comparable Company Data (50th percentile)	Comparable Company Data (75th percentile)	Percent by which “Actual” Incentive Compensation was Above or Below the 75th Percentile
K.P. Manning	$776,475	$1,164,713	$699,040	$759,692	53% Above
R.F. Hobbs	297,700	446,550	181,956	398,864	12% Above
N.G. Cracknell	238,328	318,521	192,236	343,352	7% Below
J.L. Hammond	211,250	316,875	156,256	194,292	63% Above
D.S. Pepper	172,315	258,473	104,856	179,900	44% Above

Equity Awards

For 2007, 2008 and 2009, Sensient provided equity incentive compensation to its executive officers primarily through the Company’s 1998 and 2002 Stock Option Plans and the 2007 Restricted Stock Plan (collectively, the “Plans”). The Committee believes that including a significant level of equity-based awards helps align the financial interests of management with those of Sensient’s shareholders since the ultimate value of equity-based awards is tied to the value of Sensient’s stock and these awards provide executives with a further equity stake in the Company.

In 2007, 2008 and 2009, Sensient’s long-term incentive compensation for its principal executive officers was composed, and the Committee expects that in future years Sensient’s long-term incentive compensation for these officers will be composed, entirely of restricted stock awards, with no stock options. The 2007 Restricted Stock Plan authorizes the Committee to make restricted stock grants that may include both time vesting and performance based elements. For 2007, 2008 and 2009, the awards to the named executive officers were based entirely on time vesting and, except with respect to Mr. Manning (whose shares vested immediately upon grant because he has attained age 65), will vest (i.e., become freely transferable) after five years or when the individual retires after attaining age 65 (if earlier). Beginning in 2007, Sensient switched from primarily issuing options to relying instead on restricted stock awards because recent accounting rule changes make options less efficient for the Company by requiring that stock options (like restricted stock awards) be expensed over the vesting period (or until age 65) whether or not the options are ever exercised by the executive. Since the executive will receive at least some benefit from restricted stock if he or she remains employed by the Company throughout the period of restriction and helps the Company to achieve its performance goals, the Committee believes restricted stock grants can be a more effective retention tool for key executives than stock option awards. In future years, an award may be granted using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria, or in a combination of these alternatives. Prior to 2007, the Committee maintained a long-standing practice of also providing gross-up payments to executive officers to reimburse them for income tax obligations incurred by them in connection with taxation of restricted stock so that the tax obligations did not discourage long-term ownership of the related stock, consistent with the objective to give them incentives to create shareholder value over the long-term. Sensient eliminated the tax gross-up element of compensation for equity awards beginning in 2007 because it no longer believes the tax gross-up is necessary to attract and retain qualified executives. The amount of the targeted restricted stock awards was increased by approximately 30% in 2007 to partially offset the elimination of the tax gross-up and elimination of stock option awards.

Mr. Manning, Sensient’s Chairman and Chief Executive Officer, reached age 65 on January 18, 2007. The Company has an employment agreement with him that provides for a term ending in December 2011. See “Compensation for Mr. Manning,” below. In accordance with the Company’s long-standing policy and the terms of its outstanding restricted stock awards, the restricted stock of an employee who turns 65 vests immediately upon termination of employment for any reason. Because the Committee believed that it was appropriate to align Mr. Manning’s vesting date with the incurrence of the tax liability for the stock, and because his retirement after age 65 would cause his stock to vest in any event, in October 2006 the Committee modified the transfer restrictions on Mr. Manning’s past and future restricted stock grants, effective upon his attainment of age 65. A provision under the Company’s 1998 and 2002 Stock Option Plans that prevents any sale of restricted stock for at least six months after the date of the grant was retained. The Company’s 2007 Restricted Stock Plan does not include such a provision. These facts result in a faster recognition of compensation expense from outstanding restricted stock awards as an employee approaches age 65 than would otherwise be the case. Turning 65 also triggers the employee’s tax liability for the restricted stock, and therefore also triggers Sensient’s obligation under awards granted in 2006 and prior years to pay the employee a cash amount equal to the tax obligation. The payment related to tax liability for Mr. Manning’s restricted stock that was awarded prior to 2007 is reflected in the summary compensation table for 2007.

The Company has a written policy encouraging ownership of Company stock by executive officers and discouraging stock sales without the prior consent of the Chief Executive Officer. Specifically, the written policy indicates that the Chief Executive Officer should own stock (excluding unexercised stock options but including restricted stock) with a value of at least four times his annual base salary and that other executive officers should own stock with a value of at least two or three times their annual base salaries. The policy also prohibits the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling. Sensient’s Board and Chief Executive Officer have approved specific stock sales, generally pursuant to Rule 10b5-1 trading plans, primarily to permit asset diversification as an executive approaches retirement age and to allow the sale of shares obtained upon exercise of options that would otherwise expire within one year. The Company also has a written policy encouraging ownership of Company stock by directors and discouraging directors from selling Company stock while they remain on the Board. The written policy indicates that directors should own at least 1,000 shares of Sensient common stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and at least 5,000 shares after five years of service on the Board. This policy also prohibits the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling.

The table below shows the grant date fair value of equity awards for 2009 for each of the named executive officers, and both the 50th and the 75th percentiles reflected in the Comparable Company Data for the position of each of the named executive officers.

	2009 Equity Compensation (Grant Date Fair Value)	Comparable Company Data (50th percentile)	Comparable Company Data (75th percentile)	Percent by which Equity Compensation was Below the 75th Percentile
K.P. Manning	$2,156,450	$1,935,000	$2,392,000	10% Below
R.F. Hobbs	887,950	613,000	948,000	6% Below
N.G. Cracknell	507,400	455,000	708,000	28% Below
J.L. Hammond	583,510	430,000	639,000	9% Below
D.S. Pepper	304,440	224,000	350,000	13% Below

Other Benefits

Sensient’s executive officers receive various other benefits in the same manner as other salaried employees. For example, the Company provides executive officers and salaried employees with health insurance, vacation and sick pay. For key executives Sensient has also provided other benefits, including automobiles, club memberships, financial planning, certain tax gross-up payments, and sometimes relocation assistance or other benefits. Executives serving outside their country of residence may receive certain additional benefits, including a relocation housing allowance and tuition reimbursements for family members.

Compensation for Mr. Manning

As noted above, Mr. Manning has an employment agreement with the Company. The agreement specifies that Mr. Manning will serve as Chairman of the Board and Chief Executive Officer until December 31, 2011. The agreement provides for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility, participation in incentive, savings and retirement plans, and customary benefits. The agreement can be terminated by the Board of Directors with or without cause. If Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the Supplemental Executive Retirement Plan (the “SERP”). The agreement contains a one-year non-competition covenant. In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a change of control employment and severance agreement as described below, except that he would be entitled to retain retirement and disability benefits under his employment contract.

For 2007, 2008 and 2009, Sensient’s principal corporate goals and objectives relevant to Mr. Manning’s compensation as Chief Executive Officer were to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization. Those goals continue for 2010.

For 2007, 2008 and 2009, the Committee set Mr. Manning’s base salary at $845,500, 878,500 and $913,500 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance, Mr. Manning’s leadership role and the compensation levels of the chief executives reflected in the Comparable Company Data. In addition, for fiscal 2007, 2008 and 2009, his potential annual bonus payment was 85% of base salary at “target” performance, which was consistent with the potential bonuses of other companies based on the Comparable Company Data. For 2007, 2008 and 2009, the bonuses for all of the executive officers (including Mr. Manning) were based primarily on earnings per share, but also included targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (subject to an overall maximum on the aggregate incentive compensation awarded). See pages 34 and 42 for a description of the specific targets for 2009 and 2010, respectively.

Sensient granted Mr. Manning a restricted stock award for 75,000 shares in 2007, 80,000 shares in 2008 and 85,000 shares in 2009. The award for each year was based on Mr. Manning’s performance during the year in accordance with the evaluation described above. As noted, all prior restricted stock awards became fully vested when Mr. Manning attained age 65 on January 18, 2007, and the 2007, 2008 and 2009 restricted stock awards vested immediately upon issuance. As a result, the remaining 208,000 shares awarded to Mr. Manning prior to 2007 that had not previously vested did so during 2007, as did the 75,000 shares were awarded to him during 2007. The shares awarded to him during 2008 and 2009 vested when granted. The criteria for equity compensation awards are discussed in further detail in the subsection above entitled “Equity Awards.”

Mr. Manning also participates in the Company benefit plans available to other executive officers, including the SERP, the supplemental benefit plan and the deferred compensation plan. Mr. Manning’s participation in these retirement plans is on the same basis as other executive officers of the Company.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Change of Control and Other Employment-Related Agreements

The Company maintains change of control employment and severance agreements with all of its elected executive officers, including Mr. Manning and the other named executive officers. Sensient believes these agreements are customary in its industry and help to attract and retain key executives in the event of a change of control. Under these agreements, in the event that there is an acquisition or other change of control of the Company, the Company will continue to employ the executive for a period of three years following the date of the change of control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the change of control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.” (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) The agreements provide that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed to be a termination for good reason. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs. The circumstances under which employment may cease generally are a termination of the employee without cause within three years after an acquisition or an employee choosing to leave for a specified good reason within that period. In addition, these agreements provide for a “gross-up” of benefits under these change of control agreements. See “Tax Aspects of Executive Compensation” below. The Compensation Committee believes that these change of control benefits, including the executives’ termination rights and the “gross-up” of benefits, are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty, and that protecting the executives in this way serves Sensient’s long-term best interests. Sensient has established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control. As noted above, the Company also has an employment agreement with Mr. Manning that includes significant obligations upon early termination without “cause” as defined therein. See “Potential Payments Upon Termination or Change of Control” for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance based” to $1 million annually per executive officer. Sensient’s stock option plans are designed so that stock option awards granted to the covered individuals can meet Section 162(m) requirements for performance-based compensation. Stock option awards granted under these plans should not be counted toward the $1 million limitation on tax deductions for an executive officer’s compensation in any fiscal year. However, the Company has previously noted that there may be instances in which the Company determines that it cannot structure compensation to comply with these requirements and that, in those instances, the Compensation Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Sensient’s tax deduction for the compensation. In addition, as an executive approaches age 65, the compensation expense amortization of his restricted stock awards accelerate, potentially triggering the Section 162(m) limitation. Mr. Manning’s compensation in 2007, 2008 and 2009 exceeded the Section 162(m) limitation. For 2007 this was primarily because of restricted stock grants awarded to him prior to 2007 and the tax gross-up payment for 2007, relating to those prior awards, which was paid when he attained age 65. The smaller excess for 2008 and 2009 primarily resulted from his restricted stock awards. The Compensation Committee did not include tax gross-up payments in restricted stock awards to its executives for 2007, 2008 and 2009 and does not intend to include tax gross-ups with respect to future awards.

Other provisions of the Internal Revenue Code also can affect the decisions that Sensient makes. Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. Sensient’s change-of-control employment and severance agreements provide that all benefits under them will be “grossed up” so that the Company also reimburses the executive officer for these tax consequences. See “Compensation Objectives and Philosophy,” above.

In addition, the Internal Revenue Code was recently amended to impose a surtax under Section 409A of the Internal Revenue Code under certain circumstances when deferred compensation is paid to former executive officers of publicly-held corporations after they leave a company. Sensient has made some changes to its benefit plans and agreements to comply with Section 409A and to help the executive officers avoid the potential application of this surtax. Sensient does not expect these changes to have a material tax or financial consequence on the Company.

Executive Compensation Tables (2007, 2008 and 2009)

Summary

The tables below summarize compensation to the Company’s Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers who were serving in those positions at the end of 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Kenneth P. Manning	2009	$913,500	$—	$2,156,450	$—	$1,164,713	$—	$225,623	$4,460,286
Chairman and Chief	2008	878,500	—	1,784,800	—	1,493,450	1,192,000	221,541	5,570,291
Executive Officer	2007	845,500	—	2,181,750	—	1,437,350	1,070,000	4,072,373	9,606,973

Richard F. Hobbs	2009	458,000	—	887,950	—	446,550	18,000	401,795	2,212,295
Senior Vice	2008	428,000	—	713,920	—	556,400	375,000	366,629	2,439,949
President and Chief	2007	411,500	—	872,700	—	534,950	82,000	234,149	2,135,299
Financial Officer

Neil G. Cracknell	2009	366,659	—	507,400	—	318,521	—	558,643	1,751,223
President and Chief	2008	322,500	—	401,580	—	248,154	—	182,237	1,154,471
Operating Officer	2007	286,045	—	436,350	42,975	305,393	—	401,332	1,472,095

John L. Hammond	2009	325,000	—	583,510	—	316,875	47,000	264,445	1,536,830
Senior Vice President,	2008	300,500	—	479,665	—	390,650	294,000	246,341	1,711,156
General Counsel &	2007	289,000	—	581,800	—	375,700	249,000	157,572	1,653,072
Secretary

Douglas S. Pepper	2009	265,100	—	304,440	—	258,473	—	53,861	881,874
Vice President, Administration

(1)	The amounts in the table reflect the grant date fair value of stock awards to the named executive officer. Accounting Standards Codification Topic 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees based on the estimated fair market value of the equity awards at the time of grant.

The ultimate values of the options and stock awards to the executives generally will depend on the future market price of Sensient’s common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

(2)	Amounts shown represent the amounts earned under the Company’s annual management incentive plans for the years indicated. The targets for each year were set in December of the preceding year. The amounts paid under the management incentive plans for 2007, 2008 and 2009 were based primarily upon achievement of a targeted level of earnings per share, and in certain cases upon group operating profit, and also supplementally included specified improvements in cash flow, return on invested capital, selling, general and administrative expenses, and net working capital (for 2007 and 2008) or gross profit as a percentage of revenue (for 2009), subject to a limit on aggregate incentive compensation for each executive. There was some effect for Mr. Cracknell in 2008 and 2009 based on results of the Flavors & Fragrances Group. See “Cash and Incentive Compensation—Annual Incentive Plan Bonuses” above and “Grants of Plan-Based Awards” below for more information about bonuses for 2009.

(3)	Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding Sensient’s pension and deferred compensation plans.

(4)	Includes Company contributions under certain benefit plans and other arrangements for the five named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are tax-qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-tax-qualified plan, replaces benefits which cannot be provided by the tax-qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan which exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. At the time the ESOP was adopted to replace the Company’s former defined benefit pension plan, the Transition Retirement Plan, also a tax-qualified plan, was adopted to assure that affected employees would receive approximately the same level of benefits through normal retirement age that they would have received under the former defined benefit pension plan. The named executive officers do not participate in the Transition Retirement Plan but a benefit equivalent to what they would have received under it is contributed to the Supplemental Benefits Plan. Non-U.S. employees (such as Mr. Cracknell) maintain the retirement benefits from their home country. Mr. Cracknell participates in the Sensient Technologies U.K. Pension Scheme in lieu of participating in the ESOP and Savings Plan. The amounts related to retirement plan benefits listed under the Column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Transition Plan Benefit Equivalent	Defined Contribution Plan	Total
K. P. Manning	2009	$24,070	$96,278	$—	$—	$120,348
	2008	23,159	92,634	—	—	115,793
	2007	22,285	89,140	177	—	111,602

R. F. Hobbs	2009	10,144	40,576	1,579	—	52,299
	2008	9,630	38,518	1,722	—	49,870
	2007	9,257	37,028	1,722	—	48,007

N. G. Cracknell	2009	—	—	—	36,666	36,666
	2008	—	—	—	32,250	32,250
	2007	—	—	—	28,604	28,604

J. L. Hammond	2009	7,157	28,626	—	—	35,783
	2008	6,762	27,048	—	—	33,810
	2007	6,387	25,548	—	—	31,935

D.S. Pepper	2009	5,824	23,295	—	—	29,119

(5)	Includes non-retirement plan benefits. The non-retirement plan benefits include financial planning, personal use of Company automobiles and an executive physical. Sensient also provided payments to Mr. Cracknell to equalize cost-of-living and housing differences related to assignment outside of his home country through 2007. The named executive officers received tax gross-up payments for 2007 in connection with the vesting of restricted shares of Messrs. Manning, Hobbs, Hammond and Cracknell in the amounts of $3,898,425, $151,519, $86,583 and $0, respectively, and tax gross-up payments related to various other benefits, including the use of leased automobiles, relocation housing allowance and financial planning services in the amounts of $22,132, $13,336, $17,535 and $22,517, respectively. The named executive officers received tax gross-up payments for 2008 in connection with the vesting of restricted shares of Messrs. Manning, Hobbs, Hammond and Cracknell in the amounts of $0, $273,118, $182,079 and $32,794, respectively, and tax gross-up payments related to various other benefits, including the use of leased automobiles, relocation expenses and financial planning services, in the amounts of $43,205, $19,256, $12,975 and $11,611, respectively. The named executive officers received tax gross-up payments for 2009 in connection with the vesting of restricted shares of Messrs. Manning, Hobbs, Cracknell, Hammond and Pepper in the amounts of $0, $307,380, $81,968, $204,920 and $0, respectively, and tax gross-ups related to various other benefits, including the use of leased automobiles, relocation expenses and financial planning services, in the amounts of $44,237, $18,521, $80,053, $9,920 and $10,548, respectively. The tax gross-up payments made in connection with restricted stock awards that were granted during or before 2006 are reported in this proxy statement at the time that the tax becomes payable and the underlying tax payments are made. They do not correspond to the amount of current year expense recorded by the Company for stock awards. The Compensation Committee did not include tax gross-ups with awards made for 2007, 2008 and 2009 and does not intend to include tax gross-ups with respect to future awards, although Sensient will honor its previous promises to provide tax gross-up payments with respect to awards that are already outstanding. The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Relocation Housing Allowance ($)	Club Member- ships ($)	Tax Gross-Up Payments ($)	Other ($)(a)	Total ($)
K. P. Manning	2009	$28,000	$24,425	$1,190	$—	$7,423	$44,237	$—	$105,275
	2008	29,178	24,260	1,326	—	7,779	43,205	—	105,748
	2007	2,625	24,848	4,141	—	8,600	3,920,557	—	3,960,771

R. F. Hobbs	2009	4,375	17,792	1,078	—	350	325,901	—	349,496
	2008	6,275	17,810	—	—	300	292,374	—	316,759
	2007	1,950	15,025	924	—	3,388	164,855	—	186,142

N. G. Cracknell	2009	—	14,994	—	—	325	162,021	344,637	521,977
	2008	—	13,256	—	—	—	44,405	92,326	149,987
	2007	—	12,869	—	33,000	—	22,517	304,342	372,728

J. L. Hammond	2009	1,695	10,113	2,014	—	—	214,840	—	228,662
	2008	6,565	9,800	1,112	—	—	195,054	—	212,531
	2007	10,995	10,524	—	—	—	104,118	—	125,637

D.S. Pepper	2009	825	12,291	1,078		—	10,548		24,742

(a)	The “Other” benefits for Mr. Cracknell in 2007 consist of $186,667 to make him whole on a house sale when required by the Company to move, $9,000 for tuition for his children and $108,675 of accrued vacation benefits paid in cash. The “Other” benefits for Mr. Cracknell in 2008 consist of $58,991 for tuition for his children due to Mr. Cracknell’s service outside of his home country and relocation benefits of $33,335. The “Other” benefits for Mr. Cracknell in 2009 consist of $270,000 to make him whole on a house sale when required by the Company to move, $55,000 for tuition for his children due to Mr. Cracknell’s service outside of his home country and $19,637 for relocation benefits.

Grants of Plan-Based Awards

Sensient provides incentive compensation to employees through its annual management incentive plans and its stock plans. The management incentive plans for elected officers (“Annual Plans”) provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation Committee to grant restricted stock and stock options to key employees. The Company is no longer granting stock options. The Committee makes annual decisions, typically in December of each year, regarding appropriate restricted stock grants for each executive primarily based upon the Company’s financial performance and the executives’ levels of responsibilities.

The Annual Plans promote the Company’s executive compensation program by providing annual cash payments to executives based upon achieving overall Company, group or divisional financial goals. Awards under the Annual Plans are subject to a target, currently 50% to 85% of annual base salary depending on a participant’s position in the Company. The specific bonus opportunities described below were authorized by the Compensation Committee and are conditioned upon the achievement of specified performance goals in the year following the award. The primary goals are based upon the achievement of a specified level of earnings per share, and in certain cases group or division operating profit, for the year, with 100% of the targeted award being paid upon achieving the specified goal or goals. Performance in excess of the specified goal or goals allows for a payment of up to 200% of the targeted award, subject to the limits in the Annual Plans. Performance below the specified goal or goals can result in a reduced award, provided that at least a specific threshold level of the performance goal or goals is achieved. Target bonus award levels are generally between the 50th and the 75th percentile of comparable companies’ practices for most executive positions. For performance exceeding the targeted goal or goals, the bonus opportunities are up to 200% of the target bonus, which generally brings aggregate cash and incentive compensation somewhat above the 75th percentile for performance significantly exceeding the targeted levels. See “Cash and Incentive Compensation—Annual Incentive Plan Bonuses” above. There is no “minimum” or “guaranteed” payment, as the actual amounts earned (if any) depend upon actual performance. In addition to the awards discussed above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level, if specific improvements are achieved in other financial targets, provided that the aggregate award cannot exceed the “maximum” of 200% of the targeted award that is based on earnings per share or operating profit. The Compensation Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

See “Cash and Incentive Compensation—Annual Incentive Plan Bonuses” above for a discussion of the targets and awards that applied to Sensient’s named executive officers during 2009. For 2010, the amounts paid to the named executive officers will be based primarily on achievement of targeted earnings of $2.00 per share, with the potential for additional awards, each equal to 15% of the target bonus award level, if specified improvements are achieved in the levels of (a) cash flow ($145.3 million or higher, a 5% improvement from 2009), (b) return on invested capital (8.7% or greater, a 30 basis point increase over 2009, excluding environmental litigation charges), (c) selling, general and administrative expenses as a percentage of revenue (17.5% or lower, maintaining or reducing this percentage compared with 2009, excluding environmental litigation charges) and (d) gross profit as a percentage of revenue (30.9% or greater, a 20 basis point improvement from 2009). These targets and improvements are subject to adjustment for extraordinary items as provided in the plan. None of the incentive amounts to be paid to the current named executive officers for 2010 will be based on group or divisional financial goals.

The Plans allow Sensient to grant stock options, restricted shares, performance shares, and other equity-based awards. These types of awards typically reward service and performance over a longer period of time than Sensient’s other methods of compensation and focus on the Company’s long-term strategic goals. The restricted stock awards were granted at the December 3, 2009, meeting of the Compensation Committee. The Committee makes annual decisions regarding appropriate stock-based grants for each executive based on the following factors, which ordinarily are not weighed or ranked in any particular way. The Committee considers the Company’s financial performance, executives’ levels of responsibilities and predicted award values at the

50-75th percentile of long-term incentive compensation practices for similar positions at other companies included in the Comparable Company Data. See “Cash and Incentive Compensation—Equity Awards” above. The awards granted in 2009 did not impose performance criteria in addition to continued employment, although awards in future years might do so. In October 2006, the Compensation Committee modified all outstanding stock awards held by Mr. Manning to provide that they fully vested (i.e., the transfer and forfeiture restrictions lapsed) when he attained age 65 (which occurred on January 18, 2007), provided he was employed by the Company on that date. The stock awards granted to Mr. Manning in December 2007, 2008 and 2009 vested immediately when issued, and the Committee expects that any future awards to Mr. Manning will also do so. Prior to 2007 the Committee maintained a long-standing practice of also providing gross-up payments to executive officers to reimburse them for income tax obligations incurred by them when the restricted stock became taxable to the executive officer so that the tax obligations did not discourage long-term ownership of the related stock, consistent with the objective to give them incentives to create shareholder value over the long-term.

Incentive Plan Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. P. Manning	12/3/09	$244,112	$813,705	$1,627,410	—	—	—	85,000	—	—	$2,156,450 —
R. F. Hobbs	12/3/09	93,249	310,830	621,660	—	—	—	35,000	—	—	887,950 —
N. G. Cracknell	12/3/09	82,485	274,950	549,900	—	—	—	20,000	—	—	507,400 —
J. L. Hammond	12/3/09	66,554	221,845	443,690	—	—	—	23,000	—	—	583,510 —
D.S. Pepper	12/3/09	53,918	179,725	359,450	—	—	—	12,000	—	—	304,440 —

(1)	These are awards authorized by the Compensation Committee on December 3, 2009, under the annual management incentive plans which provide for incentive payments conditioned upon the Company’s performance in 2010. The annual plans provide annual cash payments to executives based upon achieving overall Company earnings per share goals as described above. In addition to the awards reflected in the table above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level, if specific improvements are achieved in the levels of (a) cash flow, (b) return on invested capital, (c) selling, general and administrative expenses and (d) gross profit percentage, provided that the aggregate award cannot exceed the “maximum” shown in the table.

(2)	The restricted stock awards were granted at the December 3, 2009, meeting of the Compensation Committee. Of the 175,000 restricted shares awarded to the named executive officers, awards for an aggregate of 55,000 shares were granted pursuant to the Company’s 2002 Stock Option Plan and the remaining 120,000 shares were granted pursuant to the Company’s 2007 Restricted Stock Plan. Except as described below, restricted stock vests (i.e., becomes freely transferable) in five years, or earlier upon retirement of the executive at or after age 65. In October 2006, the Compensation Committee modified all outstanding stock awards held by Mr. Manning to provide that they fully vested (i.e., the transfer and forfeiture restrictions lapsed) when he attained age 65 (which occurred on January 18, 2007), provided he was employed by the Company on that date. Accordingly, the 2009 awards to Mr. Manning vested immediately.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(2009)

Name	Grant Date	Option Awards (1)				Stock Awards (2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (3)	Option Expiration Date (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned shares, Units or Other Rights That Have Not Vested ($)
K. P. Manning	12/9/02	146,604	—	$23.1900	12/9/12
	12/6/04	77,009	—	23.0000	12/6/14
	12/1/05	11,387	—	18.5700	12/1/15
						—	$—
R. F. Hobbs	12/9/02	48,910	—	23.1900	12/9/12
	12/6/04	29,040	—	23.0000	12/6/14
	12/1/05	21,300	—	18.5700	12/1/15	16,000	$420,800
	12/7/06	6,250	—	24.1500	12/7/16	17,600	462,880
	12/6/07					30,000	789,000
	12/4/08					32,000	841,600
	12/3/09					35,000	920,500

							$3,434,780
N. G. Cracknell	2/19/02	5,000	—	19.7100	2/19/12
	2/13/03	7,000	—	21.3000	2/13/13
	2/17/04	5,000	—	20.5500	2/17/14
	2/14/05	4,000	—	23.0900	2/14/15
	12/1/05					4,000	$105,200
	2/10/06	5,000	—	19.0300	2/10/16
	12/7/06					10,000	263,000
	2/8/07	5,000	2,500	24.4500	2/8/17
	12/6/07					15,000	394,500
	12/4/08					18,000	473,400
	12/3/09					20,000	526,000

							$1,762,100
J. L. Hammond	12/9/02	24,036	—	23.1900	12/9/12
	12/6/04	19,151	—	23.0000	12/6/14
	12/1/05	4,813	—	18.5700	12/1/15	12,500	$328,750
	12/7/06	3,750	—	24.1500	12/7/16	13,100	344,530
	12/6/07					20,000	526,000
	12/4/08					21,500	565,450
	12/3/09					23,000	604,900

							$2,369,630
D. S. Pepper	2/8/07	1,000	500	24.4500	2/8/17
	2/7/08					2,000	$52,600
	12/4/08					11,000	289,300
	12/3/09					12,000	315,600

							$657,500

(1)	All outstanding options have an exercise price equal to the market price on the date of grant and vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant or earlier in the event of the death, disability or retirement of the executive.

(2)	Restricted stock vests (i.e., becomes freely transferable) after completion of five years of service with the Company following the grant date, or earlier in the event of an executive’s retirement at age 65 or greater. By action of the Compensation Committee, all of Mr. Manning’s remaining restricted stock awards fully vested (i.e., the transfer and forfeiture restrictions lapsed) when he reached age 65 on January 18, 2007. The value indicated in the table of the restricted stock awards owned at the end of the Company’s last fiscal year is based on the $26.30 per share closing price of a share of Sensient common stock on December 31, 2009.

(3)	The exercise price of options generally may be paid in cash or its equivalent, by delivering previously issued shares of Common Stock, or any combination thereof.

(4)	Although the options expire on the dates indicated, by agreement any unexercised options will terminate three years after retirement (if earlier than the stated expiration date).

OPTION EXERCISES AND STOCK VESTED

(2009)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
K. P. Manning	240,000	$1,211,016	85,000	$2,156,450
R. F. Hobbs	77,000	390,776	15,000	388,050
N. G. Cracknell	4,500	27,580	4,000	103,480
J. L. Hammond	68,000	322,695	10,000	258,700
D. S. Pepper	—	—	—	—

(1)	The number of shares acquired on exercise relates to the exercise of stock options by the named executive officers. The value received upon exercise is based upon the difference between the value of Sensient common stock on the exercise date and the exercise price for the stock options.

(2)	Restricted stock vests (i.e., becomes freely transferable) after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater. The number of shares acquired on vesting relates to restricted stock that was granted in 2004, except that because Mr. Manning attained age 65 on January 18, 2007, the shares acquired on vesting by Mr. Manning relates to his award in 2009, which fully vested immediately. The restricted stock is valued at the closing price of Sensient’s common stock on the vesting date.

Defined Benefit Plans

Sensient Technologies Pension Benefits

Non-U.S. employees maintain the retirement benefits from their home country. Sensient does not provide any defined benefit pension plans for the named executive officers other than the Supplemental Executive Retirement Plan described below.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides a non-qualified supplemental executive retirement benefit for selected officers and key employees. Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the SERP was amended to comply with the Section 409A requirements and to permit the SERP to make payments to satisfy FICA and other tax obligations prior to retirement. Generally, participants contribute to the SERP, in each year until death or retirement, an amount equivalent to a term insurance premium applicable to a life insurance benefit of two times the participant’s base salary in effect on the date of acceptance into the plan, unless all amounts were previously paid under a predecessor plan. A pre-retirement survivor income benefit equal to between 30% and 45% of the sum of base salary and 50% (100% for the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) of the highest annual bonus paid since reaching age 50 for the participating named executive officers, payable for 20 years, is available to designated beneficiaries if the participant dies prior to retirement. At the time of retirement, the participating named executive officer may continue the survivor income benefit or receive a supplemental retirement income benefit equal to between 30% and 45% of the sum of base salary and 50% (100% for the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) of the highest annual bonus since reaching age 50 for the participating named executive officers, for 20 years, or an actuarially equivalent joint and survivor benefit. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election. In the event of a change of control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers except Mr. Pepper now participate in the SERP (Mr. Cracknell’s participation began as of January 1, 2010). Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 45% for Mr. Manning, 35% for Messrs. Hobbs and Hammond and 30% for Mr. Cracknell. Messrs. Manning, Hobbs, Hammond and Pepper also participate in the supplemental benefit plans described under “Nonqualified Deferred Compensation” below. The discussion above reflects an amendment of the SERP effective January 1, 2010, to increase benefit payments by five percentage points in order to maintain what the Committee considers to be appropriate long-term incentives for participating executives notwithstanding recent and anticipated state and federal income tax increases. The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

PENSION BENEFITS

(Year-end 2009)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($) (2)
K. P. Manning	SERP	22	$13,028,000	$37,597
R. F. Hobbs	SERP	36	4,118,000	20,134
N. G. Cracknell
J. L. Hammond	SERP	12	2,112,000	11,267
D. S. Pepper

(1)	All benefits for Messrs. Manning, Hobbs and Hammond had vested at year end. Messrs. Cracknell and Pepper did not participate in the SERP during 2009. Mr. Cracknell began participating in the SERP on January 1, 2010.

(2)	The payments for Messrs. Manning, Hobbs and Hammond related to social security taxes that they were required to pay based on their vested accrued benefit.

Nonqualified Deferred Compensation

Eligible executives of the Company are entitled to defer up to 25% of their annual salary under the executive income deferral plan. Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement or over a 15 year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement. The Company also has a supplemental benefit plan which includes the supplemental ESOP benefit plan and the supplemental savings plan (which includes the transition benefit plan), to replace benefits which cannot be allocated to the executives in the tax-qualified ESOP and savings plan because of government imposed annual limitations. The supplemental benefit plan also includes Company contributions for named executives that are equivalent to what they would have received if they participated in the Company’s transition retirement plan. Each of these plans are nonqualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Following the enactment of Section 409A of the Code, the plans were separated into two components: (i) the “frozen” portion which maintains grandfathered benefits as of December 31, 2004, to the extent permitted under Section 409A of the Code; and (ii) the “ongoing” portion which applies to deferrals and benefits accrued on and after January 1, 2005, together with earnings credited on such amounts. Information for each of the named executive officers is set forth below relating to these plans.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
K. P. Manning	—	$104,293	$236,183	—	$2,258,450	(1)
R. F. Hobbs	—	38,370	34,358	—	524,478
N. G. Cracknell	—	—	—	—	—
J. L. Hammond	—	22,310	12,011	—	149,354
D. S. Pepper	—	6,364	2,220	—	8,584

(1)	Of this amount, $416,519 is attributable to Mr. Manning’s own contributions and earnings thereon.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Potential Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s expenses and obligations to Mr. Manning, the other named executive officers, and other executive officers under the Change of Control Employment and Severance Agreements with those individuals (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Potential Change of Control. Rabbi Trust B was created to fund the Company’s expenses and obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan, and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $25.8 million of assets as of December 31, 2009. Rabbi Trust B is irrevocable. Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Company may elect to fund it at any time. Rabbi Trust C is irrevocable. Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreement.    As noted above, the Company has an employment contract with Mr. Manning that provides for a term ending on December 31, 2011. The Company does not have employment contracts with its other executive officers except those relating to a change of control, as described below. The agreement with Mr. Manning can be terminated by the Board of Directors with or without cause, and if Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, certain termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the SERP. The agreement contains a one-year non-competition covenant. For purposes of the agreement, “cause” means conviction of an act of fraud, theft or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct which is substantially injurious to Sensient, and “good reason” for Mr. Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee or otherwise materially breached the agreement.

The following table describes the potential payments to Mr. Manning upon a hypothetical termination without cause on December 31, 2009. The actual amounts that may be paid upon such a termination can only be determined if it actually occurs.

Illustration of Employment Agreement Termination

Termination Benefits (3 x base salary & bonus)	Health and Other Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$7,220,850	$350,580	$614,822	$8,186,252

Change of Control Employment and Severance Agreements.    In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a Change of Control Employment and Severance Agreement as described below, except that he would be entitled to retain certain retirement and disability benefits under his employment contract. For this purpose, a “change of control” ordinarily occurs if a person acquired 30% or more of Sensient’s common stock, a majority of Sensient’s Board consists of persons other than those nominated by the Board, or Sensient is a party to a merger, consolidation or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the common stock and voting power of the resulting entity.

The Company also has Change of Control Employment and Severance Agreements with each of its executive officers elected by the Board (including the named executive officers). Each of these agreements provides that in the event of a “Change of Control,” as defined in the respective agreement, the Company will continue to employ the executive for a period of three years following the date of such Change of Control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the Change of Control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason,” as those terms are explained above. The agreements provide that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed to be a termination for good reason. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under the savings plan, ESOP, SERP and supplemental benefits plans (including the Transition Retirement Plan benefit equivalent described in footnote (4) to the Summary Compensation Table). The savings plan, ESOP, SERP and supplemental benefits plans provide for full vesting of all accounts upon the occurrence of a Change of Control. In addition, payments under the Company’s SERP are calculated based on an adjusted final salary reflecting three additional years of salary increases consistent with past practice. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits. In all cases, the Company will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes assessed against any payments made to the executive, as well as all taxes on the gross-up payment.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2009, followed by a qualifying severance where applicable. The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Illustration of Change-of-Control Payments

Executive	Severance Amount (1)	Pension Enhancement (2)	Value of Stock Options That Vest Early	Value of Restricted Stock That Vests Early	Estimated Income Tax Gross-Up and Employee Benefits (3)	Estimated Excise Taxes, Grossed- Up For Other Taxes Thereon (4)	Total Estimated Payments
K. P. Manning	$7,220,850	$975,865	$—	$—	$350,580	$—	$8,547,295
R. F. Hobbs	3,043,200	575,901	—	3,108,660	1,066,902	2,353,049	10,147,712
N. G. Cracknell	2,074,050	109,998	4,500	1,762,100	480,208	1,530,966	5,961,822
J. L. Hammond	2,146,950	457,069	—	2,188,160	804,716	1,784,251	7,381,146
D. S. Pepper	1,747,131	87,357	900	657,500	144,135	1,182,107	3,819,130

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)	The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans. The pension enhancement also includes calculation of the SERP benefits assuming three additional years of salary increases in the same percentage as the most recent annual salary increase. Messrs. Cracknell and Pepper did not participate in the SERP during 2009.

(3)	This represents the estimated income tax gross-up that would have been due on the accelerated vesting of restricted stock and the value of an additional three years of coverage under the Company’s employee benefit plans following a change-of-control of Sensient on the assumptions noted above.

(4)	This represents the estimated excise tax, grossed-up for other taxes, on the amount of severance and other benefits following a change-of-control of Sensient on the assumptions noted above, including a qualifying severance.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2009, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by the Company’s shareholders	913,949	$22.1258	(1)	2,161,807	(2)
Equity compensation plans not approved by the Company’s shareholders	—	—		—
Total	913,949	$22.1258	(1)	2,161,807	(2)

(1)	Excludes deferred shares, which have no exercise price.

(2)	In addition to options which may be granted, includes the following as of December 31, 2009: (i) up to 60,500 shares that may be issued in the form of restricted stock under the Company’s 2002 Stock Option Plan; (ii) up to 1,193,000 shares of restricted stock that may be issued under the Company’s 2007 Restricted Stock Plan; (iii) up to 196,246 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (iv) up to 41,900 shares that may be issued in the form of restricted stock under the Company’s 2002 Non-Employee Director Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year-end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2009, all of its officers and directors complied with the Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

The Company’s written Code of Conduct for directors and U.S. employees and its written Code of Ethics for senior financial officers both provide that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s Vice President—Administration or a member of the corporate legal department. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the board of directors or an appropriate committee. They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

During 2009 the Company hired Paul Manning, the son of Kenneth P. Manning (the Company’s Chairman of the Board and Chief Executive Officer), and he currently serves as the General Manager of Colors for North America. Paul Manning receives an annual salary of $245,000, and participates in Sensient’s other executive and employee compensation programs on the same basis as other Company employees. The Company also reimbursed Paul Manning for expenses related to house hunting, moving, a loss on the sale of his prior home and related taxes in accordance with its practice for transferred employees. Paul Manning’s retention was carefully considered and approved in advance by the Audit Committee in accordance with the Code of Conduct.

There were no other transactions since the beginning of 2009, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s common stock or their immediate family members, had a direct or indirect material interest. See “Corporate Governance—Director Independence” above for a description of transactions between the Company and Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer.

ITEM 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2010.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board believe it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2010. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention or otherwise) will have no effect on this matter. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2010. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

ITEM 3.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than March 3, 2010. As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders. If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes comments or suggestions from its shareholders. In the event a shareholder desires to have a proposal formally considered at the 2011 annual shareholders’ meeting, which is expected to be held on April 21, 2011, and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 12, 2010 and must otherwise comply with the applicable rules of the SEC. Under the Company’s Bylaws, appropriate shareholder proposals will be presented at the 2011 annual meeting without inclusion in the proxy materials if such proposals are received by the Company no later than March 2, 2011.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 50 days (and, in the case of nominations, not more than 90 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE PROXY CARD OR VOTE BY PHONE OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY CARD ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2009 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

By Order of the Board of Directors

John L. Hammond
Secretary

Appendix A

Sensient Technologies Corporation

Director Selection Criteria

Business Background, Skills and Experience

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry skills and experience, including a background, demonstrated skills or experience in at least one of the following areas:

—	Substantial recent business experience at the senior management level, preferably as chief executive officer.

—	Recent leadership position in the administration of a major college or university.

—	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

—	Recent prior senior level governmental or military service.

—	Financial expertise or risk assessment, risk management or employee benefit skills or experience.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment. Such directors are expected to tender their resignations to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the CEO) should be independent of management and free of potential material conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS.

Other

In considering any particular candidate, the Board will consider the following additional factors:

—	The candidate’s ability to work constructively with other members of the Board and with management.

—	Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board.

—

Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities. The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status, or any other characteristic protected by state, federal or local law.

A-1

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 22, 2010

2:00 p.m., Central Time

Trump International Hotel

401 North Wabash Avenue

Chicago, Illinois

[LOGO] SENSIENT	Sensient Technologies Corporation
777 East Wisconsin Avenue
	Milwaukee, Wisconsin 53202	proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Item 2.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 22, 2010, 2:00 p.m., Central Time, and at any adjournment thereof.

        See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

[IMAGE] INTERNET - www.eproxy.com/sxt

Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 21, 2010.

[IMAGE] PHONE - 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 21, 2010.

[IMAGE] MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you give your voting instruction by Internet or by Telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR all Nominees listed in Item 1 and FOR Item 2.

1. Election of directors:

01 Hank Brown	04 William V. Hickey	07 Elaine R. Wedral
02 Fergus M. Clydesdale	05 Kenneth P. Manning	08 Essie Whitelaw
03 James A. D. Croft	06 Peter M. Salmon

☐ Vote FOR all nominees (except as marked)

☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2010.

☐ For    ☐ Against    ☐ Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.

Address Change? Mark Box ☐	The undersigned acknowledges receipt of
Indicate changes below:	the Notice of said Annual Meeting and
the accompanying Proxy Statement and
Annual Report.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 22, 2010

2:00 p.m., Central Time

Trump International Hotel

401 North Wabash Avenue

Chicago, Illinois

[LOGO] SENSIENT	Sensient Technologies Corporation
777 East Wisconsin Avenue
	Milwaukee, Wisconsin 53202	proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Item 2.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 22, 2010, 2:00 p.m., Central Time, and at any adjournment thereof.

        See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

[IMAGE] INTERNET - www.eproxy.com/sxt

Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 20, 2010.

[IMAGE] PHONE - 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 20, 2010.

[IMAGE] MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you give your voting instruction by Internet or by Telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

\/ Please detach here \/

Savings Plan — 401(K) or Employee Stock Ownership Plan— “ESOP”

The Board of Directors Recommends a Vote FOR all Nominees listed in Item 1 and FOR Item 2.

1. Election of directors:

01 Hank Brown	04 William V. Hickey	07 Elaine R. Wedral
02 Fergus M. Clydesdale	05 Kenneth P. Manning	08 Essie Whitelaw
03 James A. D. Croft	06 Peter M. Salmon

☐ Vote FOR all nominees (except as marked)

☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2010.

☐ For    ☐ Against    ☐ Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.

Address Change? Mark Box ☐	The undersigned acknowledges receipt of
Indicate changes below:	the Notice of said Annual Meeting and
the accompanying Proxy Statement and
Annual Report.

Date

Signature (s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.